UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNITIL CORPORATION

(Name of Registrant as Specified in its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Unitil Corporation

2022 Proxy Statement

Notice of Annual Meeting of Shareholders

Annual Meeting    ◆     Wednesday, April 27, 2022

11:30 a.m. EDT

Hampton, New Hampshire

March 29, 2022

Dear Fellow Shareholder,

I am pleased to invite you to the Unitil Corporation Annual Meeting of Shareholders to be held on Wednesday, April 27, 2022, at 11:30 a.m. Eastern time, at our corporate headquarters, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

This year, we are asking shareholders to vote on the election of three directors, and on the ratification of the selection of independent registered public accountants. Also this year, shareholders will be presented with an advisory vote on executive compensation.

Your vote is very important. We encourage you to vote to ensure that your voice is represented at the meeting, and to play a part in our future. The enclosed proxy materials provide important information to assist you with your voting decisions and instructions to submit your vote.

I would like to thank you for choosing to invest in Unitil Corporation. Our Vision, Mission and Values reflect our deep commitment to our shareholders, customers, employees, local communities and partners. We provide more than just electricity and gas services and products. Energy for life is the statement we use to describe this commitment.

On behalf of the Board of Directors and management of Unitil Corporation, thank you for your continued support and confidence in 2022.

Sincerely,

Thomas P. Meissner, Jr.

Chairman of the Board,

Chief Executive Officer and

President

Hampton, New Hampshire March 29, 2022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Unitil Corporation (the “Company”) 2022 Annual Meeting of Shareholders will be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720, on Wednesday, April 27, 2022, at 11:30 a.m. Eastern time for the following purposes:

1.	Election of three Directors of the Company in Class I, nominated by the Board of Directors, each to serve a term of three years;

2.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2022;

3.	Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers; and

4.	Transaction of any other business as may properly be brought before the meeting.

The Board of Directors set February 18, 2022, as the date for determining holders of record of common stock who are entitled to notice of and to vote at the meeting or at any adjournments or postponements of the meeting. The Board of Directors has directed the Company to prepare this notice, the accompanying proxy statement, and the accompanying annual report, and to send them to you.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

WEDNESDAY, APRIL 27, 2022

This notice, the accompanying proxy statement and the accompanying annual report to shareholders are available for shareholders to view at www.proxydocs.com/UTL.

YOUR VOTE IS IMPORTANT

Your vote is important. To ensure a quorum is present at the Annual Meeting of Shareholders, please be sure your shares are represented at the meeting.

You may vote in one of the following ways:

Shareholders of Record		Beneficial Holders
By Mail	Sign, date and return the enclosed proxy card (a self-addressed envelope is enclosed for your convenience)	By Mail	Direct your bank, broker or other nominee on how to vote your shares in accordance with the instructions provided to you.
Via the Internet (in advance of the meeting)	Submit your proxy at www.investorvote.com/UTL	Via the Internet (in advance of the meeting)
In Person at the Meeting	A meeting ballot will be provided for voting at the meeting.	In Person at the Meeting	A LEGAL PROXY IS REQUIRED, which can be obtained from your bank broker or other nominee; a meeting ballot will be provided for voting at the meeting.
If for any reason you desire to revoke or change your proxy, you may do so at any time prior to the meeting by following the procedures described in the accompanying proxy statement or at the meeting.

If for any reason you desire to revoke or change your voting instructions, you must contact your bank, broker or other nominee and follow its procedures for revoking or changing your voting instructions.

ATTENDING THE ANNUAL MEETING OF SHAREHOLDERS

All shareholders may attend the Annual Meeting of Shareholders. However, to ensure that the meeting remains orderly and secure, you must follow certain procedures for admittance.

Attending in Person

Shareholders of record will need to provide their name and government-issued picture identification. Beneficial owners will need to provide a copy of an account statement from the bank, broker or nominee holding the shares as proof of ownership as of the Record Date, as well as government-issued picture identification. The safety of our employees and all invited guests and visitors is of primary importance. If you should elect to attend the Annual Meeting in person, you will be expected to follow all directions from Company personnel while inside our corporate office.

PROXY STATEMENT

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

March 29, 2022

PROXY STATEMENT

Unitil Corporation (“Unitil” or the “Company”) is providing this proxy statement and the accompanying annual report (which includes the Company’s Annual Report on Form 10-K for fiscal year 2021) to shareholders in connection with our 2022 Annual Meeting of Shareholders (the “Annual Meeting”). The Board of Directors (the “Board”) is soliciting your designation of a proxy to vote your shares at the Annual Meeting. As a shareholder of Unitil, you are invited to the Annual Meeting, as well as entitled and requested to vote (if you are a shareholder of record) or to provide voting instructions (if you beneficially own your shares in street name) on the proposals described in this proxy statement. This proxy statement provides information to assist you in voting your shares or in providing voting instructions with respect to your shares.

Unitil has the following subsidiaries, which are referred to throughout this proxy statement: Fitchburg Gas and Electric Light Company (“Fitchburg”); Granite State Gas Transmission, Inc. (“Granite”); Northern Utilities, Inc. (“Northern”); Unitil Energy Systems, Inc. (“Unitil Energy”); Unitil Power Corp.; Unitil Realty Corp.; Unitil Resources, Inc.; and Unitil Service Corp.

We may also refer to Unitil as “we” or “our” or “us” throughout this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING

Date, Time and Place

The Annual Meeting will be held on Wednesday, April 27, 2022, at 11:30 a.m. Eastern time, at our corporate office, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

Anticipated Mailing Date

We anticipate first mailing definitive copies of this proxy statement, the accompanying proxy card, and the accompanying annual report to shareholders on or about March 29, 2022.

MEETING SUMMARY

This year, we are seeking your vote on the following proposals:

1)

Election of three Directors of the Company in Class I. The Board has nominated Edward F. Godfrey, Eben S. Moulton, and David A. Whiteley for election to the Board each to serve a term of three years. The Board recommends a vote FOR these nominees. Information on Proposal No. 1 is included in the section entitled Proposal 1: Election of Directors.

2)

Ratification of the selection of Unitil’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2022. The Board recommends a vote FOR this proposal. Information on Proposal No. 2 is included in the section entitled Proposal 2: Ratification of Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2022.

3)

Approval, on an advisory basis, of the compensation of the Company’s named executive officers. The Board recommends a vote FOR this proposal. Information on Proposal No. 3 is included in the section entitled Proposal 3: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers.

4)	Transaction of any other business that may properly be brought before the Annual Meeting.

RECORD DATE & NUMBER OF SHARES OUTSTANDING

You are entitled to receive notice of and to vote at the Annual Meeting if you owned shares of Unitil common stock as of the close of business on February 18, 2022 (the “Record Date”). As of the Record Date, there were 16,016,131 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.

Record Date: February 18, 2022 Shares Outstanding: 16,016,131

QUORUM & REQUIRED VOTE

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to conduct the Annual Meeting. This is referred to as a quorum.

If a quorum is present, the nominees standing for election as a Director will be elected by a plurality of the votes cast by the shareholders. Votes withheld and broker non-votes will not be counted toward the achievement of a plurality. Additional information concerning the election of directors appears in the sections entitled Corporate Governance – Resignation Policy and Proposal 1 – Election of Directors. With respect to all other matters that may come before the Annual Meeting, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action. Therefore, abstentions and broker non-votes will have no effect on the other matters. Representatives of our transfer agent will count the votes and certify the results.

VOTING RIGHTS AND PROCEDURES

As an owner of Unitil common stock, it is your legal right to vote (or to provide voting instructions) on all matters to be considered at a shareholder meeting. We hope you will exercise your legal right and fully participate as a shareholder in the Annual Meeting. You may cast one vote for each share of common stock that you own on all matters presented at the Annual Meeting.

The Board has selected and approved Thomas P. Meissner, Jr. and Robert B. Hevert as proxies for the Annual Meeting to vote your shares in the manner that you specify on the proxy card or via the Internet, or if you do not give any specification on your proxy card or submitted proxy with respect to a matter, FOR such matter. Your designation of a proxy will not affect your right to attend the Annual Meeting and vote at the meeting.

Record Holders

If your shares of common stock were registered directly in your name with our transfer agent as of the Record Date, then you are considered a shareholder of record of the shares (a “Record Holder”) and we have sent the proxy materials and the accompanying proxy card directly to you.

Beneficial Holders

If your shares of common stock were registered in the name of a bank, broker or other nominee as of the Record Date, then you are considered a beneficial owner (“Beneficial Holder”) of the shares that are registered in street name and your bank, broker or other nominee has sent this proxy statement and voting instructions to you. As a Beneficial Holder, your shares may be voted even if voting instructions are not provided.

Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of the selection of our independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2022 is considered a routine matter. When a proposal is not routine and the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that proposal. Those shares are considered “broker non-votes.” Please note that, under New York Stock Exchange rules, this means that brokers may not vote your shares on Proposals 1 and 3 at the 2022 Annual Meeting if you have not given specific instructions as to how to vote to the broker. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

Record Holders

  You may vote your shares in one of the following ways:

◾  at the Annual Meeting

◾  by designating another person (the “proxy”) to vote on   your behalf by delivering a properly completed proxy
  card or submitting a proxy via the Internet at   www.investorvote.com/UTL

  You may revoke your designation of a proxy at any time   before the vote is taken at the Annual Meeting in one of   the following ways:

◾  file with Unitil’s Corporate Secretary a later-dated written   notice of revocation

◾  deliver to Unitil’s Corporate Secretary a properly   completed, later-dated proxy card relating to the same   shares

◾  submit a later-dated proxy via the Internet if the original   designation of a proxy was made via the Internet

◾  attend the Annual Meeting and vote your shares   (although attendance at the Annual Meeting will not in   and of itself constitute a revocation of a proxy)

Beneficial Holders

You may vote your shares in one of the following ways:

◾  at the Annual Meeting

you must obtain a properly completed legal proxy from your bank, broker or other nominee that will provide you with the right to vote your shares at the Annual Meeting

◾  direct your bank, broker or other nominee on how to   vote your shares by following the instructions   provided by the bank, broker or other nominee

You may change how your bank, broker, or other nominee will vote your shares before the vote is taken at the Annual Meeting:

◾  follow the procedures provided by your bank, broker   or other nominee to make a change

ENERGY FOR LIFE

A MESSAGE FROM TOM MEISSNER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

While 2021 was once again a challenging year with the continuation of the COVID-19 pandemic, at year end, we delivered record earnings of $2.35 per share, a 9.3% increase over 2020, and Net Income rose 12% to $36.1 million. Much of the work we accomplished over the past year will position our Company for sustained long-term growth in the coming years. Our employees are motivated and engaged and have continued to respond to the challenges of the pandemic with hard work, dedication and tenacity. Operationally, we achieved outstanding results in employee safety and gas emergency response. Customer satisfaction continues to be exceptional and we were again the top ranked company in the northeast. Overall, I am very pleased with what we collectively accomplished in another difficult year.

We are committed to strategies and investments reflecting the broader aspirations of our customers and communities. Specific initiatives are underway to capitalize on electrification opportunities, expand clean transportation, advance the electric grid, rethink energy resource planning, and pursue utility-scale renewable energy and low carbon sources of renewable natural gas. These initiatives, which are rooted in the expectation of a decarbonized society, will position our Company for long-term success as we complete the transition to a clean energy future.

Our future prospects for delivering long-term growth have never been better. The clean energy transition offers abundant opportunities to accelerate customer growth, invest in electric and gas infrastructure, and develop new sources of renewable energy. The need to decarbonize the transportation and building sectors will drive a long-term transition away from petroleum-based fuels to cleaner alternatives including electricity and natural gas. As a combination electric and gas distribution company operating in northern New England, we are uniquely positioned to contribute to, and benefit from, evolving climate policies.

As we move forward in 2022, I am optimistic about the year ahead. We have a clear vision of where our Company is headed, and we are committed to continued execution on the fundamentals of our business and alignment of our strategies with the imperative of climate action. The transition to a clean energy future offers decades of investment opportunities benefitting our customers and our communities, while delivering sustainable earnings growth for our shareholders. I am confident that the initiatives and actions we are taking now will shape the successes of tomorrow, and I’m very happy you are here to share in our journey.

-	Thomas P. Meissner, Jr.

March 29, 2022

VISION, MISSION & VALUES

VISION Our Vision is to transform the way people meet their evolving energy needs to create a clean and sustainable future.	MISSION Our Mission is to safely and reliably deliver energy for life and provide our customers with affordable and sustainable energy solutions.

VALUES

Our values are grouped into four important components: Respect, Integrity, Stewardship and Excellence, otherwise known as “RISE”. Together, these value categories are central to assuring that customer experience, employee engagement and our corporate responsibilities support both our Vision and our Mission.

ACTING ON OUR VALUES

Our RISE values are the guiding principles behind our actions, but they are only as good as they are meaningful and measurable. Continued focus on the importance of these values will drive our commitment to deliver ‘energy for life’ and the achievement of our Vision of a clean and sustainable future for all of our stakeholders.

RECENT EVENTS

On March 18, 2022, we announced that Lisa Crutchfield has decided not to stand for re-election to the Board at the Annual Meeting. Ms. Crutchfield has served on the Board since 2012, including as the chair of the Compensation Committee since 2017. Ms. Crutchfield will leave the Board when her current term expires on April 27, 2022.

As a result of Ms. Crutchfield’s decision, our Nominating and Governance Committee recommended, and the Board granted, a one-time waiver of the retirement policy to Mr. Moulton with respect to his nomination as a candidate for re-election at the Annual Meeting. Mr. Moulton’s continued service on the Board will help ensure that we will have at least nine Directors, as required by our Articles of Incorporation. We believe that we will continue to benefit from Mr. Moulton’s service as a Director because of his business, financial and energy expertise, as well as his proven leadership.

DESCRIPTION OF MANAGEMENT

The table below shows Executive Officers’ biographical information as of the date of this proxy statement, including the Named Executive Officers.

MANAGEMENT INFORMATION TABLE

Name and Principal Position	Age	Description

Thomas P. Meissner, Jr. Chairman of the Board, Chief Executive Officer & President	59

Mr. Meissner has been Unitil’s chairman of the Board, chief executive officer and president since April 2018. Mr. Meissner served as Unitil’s senior vice president and chief operating officer from June 2005 until April 2018, and as senior vice president, operations, from February 2003 through June 2005. Mr. Meissner joined Unitil in 1994 and served as Unitil’s director of engineering from 1998 to 2003.

Robert B. Hevert Senior Vice President, Chief Financial Officer & Treasurer	61

Mr. Hevert has been Unitil’s senior vice president, chief financial officer and treasurer since July 2020. Prior to joining Unitil, Mr. Hevert most recently served as Partner and Practice Area Leader of Rates, Regulation and Planning at ScottMadden, Inc. (“ScottMadden”) where he practiced since June 2016. Prior to ScottMadden, Mr. Hevert was founder and Managing Partner of Sussex Economic Advisors, LLC from 2012 until it was acquired by ScottMadden in June 2016, and also President of Concentric Energy Advisors, Inc. from 2002 until 2012. Mr. Hevert also served in several senior consulting and management positions prior to 2002. Mr. Hevert is a CFA® Charterholder.

Todd R. Black Senior Vice President, External Affairs & Customer Relations	57

Mr. Black has been Unitil’s senior vice president, external affairs and customer relations, since September 2009. Mr. Black joined Unitil in 1998 and served as vice president of sales and marketing for Usource, Inc. (“Usource”), the Company’s former energy brokering subsidiary, from 1998 until 2003, and president of Usource from 2003 until September 2009.

Justin Eisfeller Vice President & Chief Technology Officer	55

Mr. Eisfeller has been Unitil’s chief technology officer since May 2021. Mr. Eisfeller joined Unitil in 2002 and served as director of engineering from 2003 through 2008, as director of energy measurement and control from 2009 through 2016, and as vice president of information technology since January 2017. Prior to joining Unitil, Mr. Eisfeller had 15 years’ experience as an engineer and manager. Mr. Eisfeller is a registered professional engineer in New Hampshire.

Daniel J. Hurstak Chief Accounting Officer & Controller	41

Mr. Hurstak has been Unitil’s chief accounting officer and controller since March 2020. Prior to joining Unitil, Mr. Hurstak served as vice president, corporate accounting, at Fidelity Investments (“Fidelity”) from June 2016 until February 2020. Prior to Fidelity, Mr. Hurstak was a senior manager at PricewaterhouseCoopers LLP (“PwC”) from September 2009 until May 2016, and also began his career at PwC in September 2001. Mr. Hurstak is a Certified Public Accountant in the Commonwealth of Massachusetts.

Christopher J. Leblanc Vice President, Gas Operations	55

Mr. Leblanc has been Unitil’s vice president of gas operations since January 2017. Mr. Leblanc joined Unitil in 2000 and served as director of gas operations from 2008 until January 2017, and in several other gas operations management positions from 2000 until 2008.

Sandra L. Whitney Corporate Secretary	58

Ms. Whitney has been Unitil’s corporate secretary and secretary of the Board since February 2003. Ms. Whitney joined Unitil in 1990 and has also served as the corporate secretary of Unitil’s subsidiary companies since 2004.

SHARE OWNERSHIP

The following table sets forth information on the beneficial ownership of our common stock as of the Record Date, by (i) each person known to us to be the beneficial owner of more than five percent of our common stock, (ii) each Director and nominee for Director, (iii) each executive officer named in the Summary Compensation Table in the section entitled Compensation - Compensation of Named Executive Officers (the “Named Executive Officers”) and (iv) all Directors and executive officers of Unitil as a group. Except as otherwise indicated, to our knowledge, the beneficial owners listed have sole voting and sole dispositive power with respect to the shares beneficially owned by them. The address of each of Unitil’s Directors and executive officers is c/o Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720.

BENEFICIAL OWNERSHIP

Name of Beneficial Owner	Common Stock	Restricted Stock Units	Percent of Class

5% Owners:

BlackRock, Inc. (1)
55 East 52nd Street, New York, NY 10055	2,771,658	—	17.40%
The Vanguard Group (2)
100 Vanguard Boulevard, Malvern, PA 19355	1,127,997	—	7.06%

Directors: (3) (4)
Winfield S. Brown	1,792	1,629	*
Mark H. Collin	51,196	—	*
Lisa Crutchfield	—	14,416	*
Suzanne Foster	4,493	—	*
Edward F. Godfrey	8,083	10,943	*
Michael B. Green	5,530	15,922	*
Thomas P. Meissner, Jr. (5)	89,798	—	*
Eben S. Moulton	20,801	15,922	*
Justine Vogel	4,493	—	*
David A. Whiteley	3,392	10,943	*

Named Executive Officers: (3)

Thomas P. Meissner, Jr. (5)	89,798	—	*
Robert B. Hevert (6)	8,655	—	*
Todd R. Black (7)	24,546	—	*

Name of Beneficial Owner	Common Stock	Restricted Stock Units	Percent of Class
Justin Eisfeller (8)	11,401	—	*
Christopher J. Leblanc (9)	13,372	—	*
Laurence M. Brock (10)	15,558	—	*

All Directors and Executive Officers as a Group (17 Persons) (3)(11)	269,397	66,775	1.68%

*	Represents less than 1% of the Company’s outstanding common stock.

NOTES:

(1)

Information obtained from the Schedule 13G/A filed by BlackRock, Inc. on behalf of itself, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors [1], BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management, LLC, and BlackRock Fund Managers Ltd with the Securities and Exchange Commission on January 27, 2022. BlackRock, Inc. is the beneficial owner of 2,771,658 shares of common stock, of which it has sole voting power with respect to 2,730,279 shares and sole dispositive power with respect to 2,771,658 shares.

(2)

Information obtained from the Schedule 13G/A filed by The Vanguard Group with the Securities and Exchange Commission on February 9, 2022. The Vanguard Group is the beneficial owner of 1,127,997 shares of common stock, of which it has shared voting power with respect to 12,684 shares, shared dispositive power with respect to 24,188 shares, and sole dispositive power with respect to 1,103,809 shares.

(3)	Based on information furnished to Unitil by its Directors, executive officers, and by Mr. Brock, a retired executive officer.

(4)

Restricted Stock Units (“RSUs”) are granted to the Directors who have elected to receive RSUs in lieu of common stock as the equity portion of the annual retainer for Board service for the particular year. RSUs will settle as 70% stock and 30% cash upon retirement or other separation from the Board. RSUs were granted annually from October 2012 through and including October 2021 and include cumulative dividend equivalents earned as of December 31, 2021. If a Director is subject to the specified employee payment provision in Section 409A of the Internal Revenue Code, payment of the RSUs may be delayed for six months and the RSUs would not be paid within 60 days of the Record Date.

(5)

Included are 2,429 shares that are held in trust for Mr. Meissner under the terms of Unitil’s 401(k). Mr. Meissner has sole voting and dispositive power only with respect to the shares credited to his account. Also included are 29,854 shares of unvested restricted stock granted under the terms and conditions of the Company’s Second Amended and Restated 2003 Stock Plan (the “Stock Plan”).

(6)	Included are 6,897 shares of unvested restricted stock granted under the terms and conditions of the Stock Plan.

(7)	Included are 3,805 shares of unvested restricted stock granted under the terms and conditions of the Stock Plan.

(8)	Included are 3,532 shares of unvested restricted stock granted under the terms and conditions of the Stock Plan.

(9)	Included are 3,163 shares of unvested restricted stock granted under the terms and conditions of the Stock Plan.

(10)	Mr. Brock retired as senior vice president of the Company on July 1, 2021.

(11)

Included are 3,529 shares that are held in trust for the executive officers under the terms of Unitil’s 401(k) and 50,758 shares of unvested restricted stock granted under the terms and conditions of the Company’s Stock Plan. No shares held by any Director or executive officer have been pledged.

[1]	BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares reported on the Schedule 13G/A noted above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires our executive officers, Directors, and persons who beneficially own more than ten percent of a registered class of our equity securities to file certain reports of ownership and changes in share ownership with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). Based upon our review of such forms that were filed in 2021, and written representations from certain reporting persons that such forms were not required to be filed by those persons for the reporting year 2021, we believe that all filing requirements applicable to our officers and Directors during 2021 and through March 2022, were met.

CORPORATE GOVERNANCE

Unitil is committed to comprehensive and effective corporate governance practices. The Board and the management team firmly believe that solid corporate governance is key to our long-term success, intrinsic to our Company culture, and critical to ensuring that the Company is operated in the best interest of shareholders and all other stakeholders. We have set a high standard for this important element in the long-term sustainability of our Company.

The ethical character, integrity and principles of the Board, management, and our employees remain the most important safeguards of good corporate governance. These attributes are inherent to engaged leadership, effective management structure, and a committed, carefully trained workforce.

The Board adopted the Corporate Governance Guidelines and Policies of the Board (the “Governance Guidelines”) to guide superior Board function, management accountability, effectiveness and transparency of disclosure. Together with the By-Laws and the Code of Ethics Policy, the Governance Guidelines provide a strong framework for the governance of the Company.

The Governance Guidelines represent the current view of the Board on governance and should not be viewed as rigid restraints. We will continue to monitor new developments and requirements, as well as emerging issues concerning corporate governance best practices and financial disclosure, and will adopt changes and new policies as appropriate. The Governance Guidelines are reviewed regularly and are subject to modification from time to time by the Board. The Governance Guidelines are available for review on the Corporate Governance page of the Investor Relations section of our website at unitil.com/investors, and are available in print to any shareholder or other interested party free of charge upon request to the Corporate Secretary at 1-800-999-6501 or at the address listed in the section entitled Information about the Annual Meeting.

ROLE OF THE BOARD

The Board is elected by our shareholders to oversee the long-term health and overall success of our business and to ensure our ongoing financial strength. The Board serves as the ultimate decision-making body on all matters, except for those reserved for or shared with shareholders or committees of the Board.

Board Member

Responsibilities & Expectations

Fiduciary Duty

Exercise fiduciary duties with proper oversight of
the development of Company policy and strategy,
and assessment of the Company’s operational
effectiveness and financial strength

Superior Business Judgment and Leadership

Apply superior business judgment and leadership,
and effectively exercise the duties of loyalty and
care for the benefit of all stakeholders

No Conflict of Interest

Avoid any conflict or perceived conflict of interest

Personal Integrity

Promote a high standard of personal integrity and
adhere to the letter and spirit of the Code of Ethics

Challenge Management

Hold management accountable for its commitment
to achieve the highest attainable goals

DIRECTOR INDEPENDENCE

Our Governance Guidelines stipulate that a majority of the
members of the Board, and all members of the Audit,
Compensation, and Nominating and Governance
Committees, must be independent (as defined in
Section 303A.02 of the NYSE Listed Company Manual—
Corporate Governance Standards). As a listed company on
the NYSE, we adhere to the independence standards set
forth by the NYSE, and the Board has formally adopted
independence criteria corresponding to the NYSE rules for
director independence. The NYSE Listed Company Manual
includes additional independence requirements for Audit
Committee and Compensation Committee members. In
addition, Rule 10A-3 of the Securities Exchange Act of 1934
(the “Exchange Act”) includes additional independence
requirements for Audit Committee members.

Our Governance Guidelines, as well as the NYSE
independence standards, require that the Board annually
affirm the independent status of non-employee or
“outside” Directors. The Board performs this review and

affirmation annually in January, and based on its last comprehensive review on January 26, 2022, the Board determined at that time, with the exception of Mr. Meissner and Mr. Collin, all of the current Board members are independent. It should be noted that Mr. Collin will reach independence status on May 1, 2022, as it will have been three years since he retired as Senior Vice President, Chief Financial Officer and Treasurer of the Company. As of May 1, 2022, eight of nine Directors, or 89%, will be independent.

During its annual independence review and affirmation, the Board applies the independence standards set forth in our Guidelines and by the NYSE. Under these requirements, the members of the Board who qualify as independent must be free from any material relationship that would interfere with the exercise of independent judgment as a member of the Board. An independent Director is one for whom the Board has affirmatively determined that he or she, individually or through a member of his or her immediate family, does not have or has not had management responsibility with the Company or otherwise been affiliated with Unitil for the past three years and who has no material relationship, either

Affirmed as Independent January 26, 2022 ✓ WinfieldS. Brown ✓ LisaCrutchfield ✓ SuzanneFoster ✓ EdwardF. Godfrey ✓ MichaelB. Green ✓ EbenS. Moulton ✓ JustineVogel ✓ DavidA. Whiteley
directly or as a partner, shareholder or officer of an organization with such a relationship with Unitil. This definition generally leaves the Board the discretion to determine, on a case-by-case basis, what constitutes a “material relationship” with us. The Board exercises this discretion in a manner that is consistent with applicable NYSE and SEC regulations and standards. In addition, members of the Board are obligated to notify the full Board of any material changes in their relationships that may affect their independence status as determined by the Board. The obligation encompasses all relationships between Directors and Unitil and its subsidiaries and/or members of senior management.

RISK OVERSIGHT

The Board is responsible for the oversight of management, the development of Company policy and strategy, and the ongoing assessment of the Company’s operational effectiveness and financial strength, which includes the oversight of risk. The Board’s ultimate goals are to ensure that Unitil continues as a successful and sustainable business, to optimize financial returns in light of the business risks, to increase shareholder value over time, and to protect the interests of all stakeholders.

Our formal Enterprise Risk Management (“ERM”) program has been in place since 2014. The Board has definitive oversight responsibility for the ERM program in accordance with its fiduciary duty. The ERM program is a foundation for risk management that is relevant, sustainable and scalable. The ERM program is designed to identify existing and potential risks, and to manage risks within our risk appetite in order to sustain operations and achieve business and strategic objectives. In building the ERM program, the potential risks relating to our business were defined using a comprehensive set of risk disclosures which are described in Part I, Item 1A. Risk Factors of our 2021 Annual Report on Form 10-K filed with the SEC on February 1, 2022.

In its oversight role, the Board is supported by the Risk and Compliance Committee (the “RCC”), a multi-function management committee that is responsible for the ongoing development and implementation of the ERM program and associated risk management standards. The ERM program is integrated with other assurance and strategy-related functions throughout our Company to ensure appropriate coverage of risks that could impact us. In addition to known risks, the ERM provides for the identification of emerging risks, through participation in industry groups, scenario planning, discussions with designated internal subject matter experts, and in consultation with outside advisers. Management then analyzes the emerging risks to determine materiality, likelihood, impact, velocity, and appropriate mitigation strategies. The findings of this process are discussed with the CEO, and a detailed report, including reporting on an individual risk-by-risk basis on how these issues are being measured and managed is provided to the full Board at each Board meeting. Management provides the Board with a formal ERM report annually as well as any other updates as needed.

Like all companies, we face a variety of risks, both internal and external, and many factors work simultaneously to affect our overall business risk. The Board recognizes that our business risk is not static, and that it is not possible to mitigate all risk and uncertainty. The Board works within a climate of respect and candor, fostering a culture of open dialog between Board members and senior management, which includes comprehensive knowledge of our many elements of risk. Overall, the Board believes that a systematic and proactive approach to properly oversee risk management has been defined and enhanced by the ERM program, which will continue to evolve through ongoing review and assessment of the existing and emerging risks facing the Company.

CYBERSECURITY OVERSIGHT

The Board is responsible for oversight of cybersecurity, which is and will continue to be a primary focus. The Board recognizes the protection of our data, customer information and infrastructure is critical to the ongoing success and prosperity of our Company, and elevation to Board-level oversight is a matter of good governance. Cybersecurity awareness is a company-wide initiative, established in 2013, in which all employees participate. The Board receives quarterly cybersecurity updates as part of the Enterprise Risk Management report.

LEADERSHIP STRUCTURE

The current leadership structure of the Board consists of a combined chairman and chief executive officer (“CEO”) position which has been held by Mr. Meissner since April 2018.

At this time, the Board believes that as a small-cap domestic corporation, the combination of these two positions is the optimal structure to guide the Company and maintain the focus required to achieve our long-term strategic goals. The CEO and president is the direct link between senior management and the Board. As a utility professional with over 30 years of industry experience, Mr. Meissner provides both critical insight and perception to the Board as well as valuable feedback to senior management through his comprehensive understanding of the issues at hand.

In July 2021, the Board re-appointed Mr. Green to serve as the lead independent director (the “Lead Director”) for the coming year. In his role as Lead Director, Mr. Green, who also serves as the chair of both the Audit Committee and the Executive Committee, presides at all meetings of the Board in executive session. The Lead Director Charter outlines the responsibilities and expectations of the Lead Director.

The existence and activities of the Lead Director do not alter the traditional roles and responsibilities of the Board as a whole, or Unitil’s management.

Lead Director

Responsibilities & Expectations

Leadership:

Provide leadership and guidance to the Board on the fulfillment of its fiduciary duties, as well as the organization’s mission, vision, corporate governance and strategic direction.

Meeting Management:

Chair all meetings of the Board in executive session, as well as Board meetings at which the Chairman is not present. Encourage meeting participation, information sharing, and candid discussion with the goal of prudent decision-making and efficient and effective meetings.

Relationship Management:

Provide independent advice and counsel to the Chairman and CEO with particular emphasis on Board relations and matters of strategic importance; provide a communication conduit between the Board and the Chairman and CEO, as needed or requested.

Corporate Governance:

Facilitate, with the assistance of the Corporate Secretary, the annual board evaluation on key Board and committee-related matters.

Board Culture and Conduct:

Promote the continuation of a collegial and mutually respectful Board culture. Intervene, when necessary, in instances involving conflict of interest, confidentially, director performance, and other Board policies.

BOARD SUCCESSION PLAN

The Board is engaged in ongoing succession planning, which is led by the Nominating and Governance Committee. The Board Succession Plan addresses upcoming retirements, committee membership and rotation, class balancing, skill set requirements and gaps, and planning for unforeseen events. The Board Succession Plan is also directly linked to both new director recruitment actions and diversity goals.

RETIREMENT POLICY

In general, no Director may be nominated as a candidate for re-election as part of the slate of Directors that we propose, nor may any person be nominated as a candidate for election, after he or she has reached age 75. However, as a result of Ms. Crutchfield’s decision not to stand for re-election to the Board at the Annual Meeting, the Nominating and Governance Committee recommended, and the Board granted, a one-time waiver of this requirement to Mr. Moulton with respect to his nomination as a candidate for re-election at the Annual Meeting. Mr. Moulton’s continued service on the Board will help ensure that Unitil will have at least nine Directors, as required by its Articles of Incorporation. We believe that both the Board and the Company as a whole will continue to benefit from Mr. Moulton’s service as a Director because of his business, financial and energy expertise, as well as his proven leadership.

Directors are not subject to specific term limits. Due to the complexity of the utility industry, we value the insight that a Director is able to develop over a period of time. The Board believes that tenure provides an enhanced contribution to the Board, including the benefits of valuable experience and familiarity, which is in the best interest of shareholders.

DIRECTORS’ STOCK OWNERSHIP AND RETENTION POLICY

The Board believes that its members should own a significant number of shares of our common stock to properly align their interests with those of our shareholders. All non-employee Directors must own shares of common stock in the equivalent value of three times the current annual cash retainer for Board service. Shares of restricted stock and restricted stock units (“RSUs”) are counted towards this total. The ownership requirement is calculated annually on January 1, and as of January 1, 2022, the current ownership requirement is $195,000 in value. Mr. Collin, Ms. Crutchfield, Ms. Foster, Mr. Godfrey, Mr. Green, Mr. Moulton, Ms. Vogel and Mr. Whiteley meet the stock ownership requirement. Any new Director who joins the Board has four years from the date of first election to the Board by shareholders to accumulate the required number of shares of common stock, which currently applies to Mr. Brown, who has served on the Board for two years. It is anticipated that Mr. Brown will also meet the ownership requirement in 2022. Additionally, all members of the Board are required to hold all forms of equity received from the Company until retirement or other separation from the Company. For Board members, this includes all forms of equity received as part of the annual retainer for Board service. The Board, in its sole discretion, may approve a waiver to this policy as circumstances may warrant. To date, no such waivers have been proposed or approved.

RESIGNATION POLICY

A Director is required to tender his or her resignation if he or she receives a “withhold” vote greater than 50% of the shares voted at the annual meeting of shareholders in an uncontested election. If an incumbent Director fails to receive the required vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether to recommend the acceptance of the Director’s resignation and will submit such recommendation for prompt consideration by the Board. The Director whose resignation is under consideration shall abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a Director’s resignation.

The Board nominates for election or re-election to the Board only candidates who agree to tender, promptly following the annual meeting at which they face election or re-election as Director, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the annual meeting at which they face re-election and (ii) Board acceptance of such resignation. In addition, the Board fills board seat vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other Directors in accordance with this policy. All candidates proposed for election or re-election at the Annual Meeting have agreed in writing to abide by this policy.

MEETING ATTENDANCE

Directors are expected to make a determined effort to attend all meetings of the Board and applicable committees upon which they serve. In 2021, the Board held four meetings, and its committees held a total of 33 meetings, collectively. No Director attended less than 75% of the aggregate number of meetings of the Board and applicable committees. In 2021, for the third year in a row, perfect attendance was achieved with all Directors attending 100% of the meetings held in 2021.

2021 Meeting Attendance 100%
Directors are encouraged to attend the Annual Meeting, although there is no formal requirement to attend. In 2021, due to the ongoing restrictions of the COVID-19 pandemic and the inherent danger of group gatherings, seven Directors attended the Annual Meeting virtually.

EXECUTIVE SESSIONS

Non-employee members of the Board have the opportunity to meet in executive session, without members of management present, either prior to the start or following the adjournment of each Board and committee meeting. During 2021, the Board met in executive session on four occasions. Mr. Green, the Lead Director, presided at all four meetings.

ANNUAL EVALUATION

We seek guidance and insight from all Board members on key Board, Company, and industry-related issues annually. This exercise has proven to be a beneficial communication tool, as well as a commitment to excellence in corporate governance. In 2021, all Board members participated in the evaluation process, which consists of two parts – the evaluation questionnaire and the self-assessment.

Evaluation Questionnaire

The evaluation questionnaire (the “Questionnaire”) provides a platform for expression of thoughts and opinions regarding various issues facing the Company, the Board as a whole, as well as any committee(s) upon which individual Board members may serve. Its intended use is as a communication tool to enhance the Board’s overall effectiveness in a changing business environment. Board effectiveness contributes to the sustainability of our Company over the long term, and therefore is of vital importance to shareholders and all stakeholders. The Questionnaire is presented as a series of questions requiring qualitative responses to reflect individual opinions and viewpoints.

Self-Assessment

New in 2021, Directors were presented with an individual self-assessment, a voluntary confidential personal improvement tool intended to encourage honest reflection on personal characteristics, behavior and aspirations with regard their service on the Board.

CODE OF ETHICS

Our Code of Ethics (the “Code of Ethics”) is a statement of our high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all of our Directors, officers and employees. The Board unanimously approved the Code of Ethics in 2004, and along with all officers and employees, annually affirms understanding of, and agreement and compliance with, the Code of Ethics. The Nominating and Governance Committee reviews the Code of Ethics annually for any required or desirable revisions. Should the Board adopt any changes to, or waivers of, the Code of Ethics, those changes or waivers will be promptly disclosed and posted on our website at the address noted below. To date, there have been no changes to or waivers requested or granted with regard to the Code of Ethics. A copy of the Code of Ethics can be viewed on our website at unitil.com/investors.

MANAGEMENT SUCCESSION PLANNING

Effective executive leadership is critical to our success. The Board oversees the senior management succession planning process to ensure that effective plans are in place for succession of the CEO, as well as other senior management positions. The succession plan addresses contingencies for retirement, resignation, death, disability, or other untimely departure of the CEO and/or other members of senior management for a smooth transition on both an interim and long-term basis. In 2019, the management succession plan was evaluated for gaps and other risk factors. As a result of that evaluation, in 2020, the management succession plan was expanded and developed further to include middle management and other key positions, including long-serving employees nearing retirement. In 2021, five key internal candidates were identified as potential future leaders of our Company. Senior management began mentoring this group on executive development, strategy development, corporate decision-making, and outlook for long-term growth. The management succession plan is an ongoing and fluid process that is reviewed and updated regularly to address both immediate needs and long-term goals. We have also established a Crisis Succession Plan for key officers to establish clear succession protocol in the event of an emergency. The Crisis Succession Plan is a stand-alone plan and does not replace or reduce our ongoing management succession planning efforts.

EXECUTIVE COMPENSATION RECOVERY POLICY

In the event we are required to prepare an accounting restatement of our financial statements due to the material noncompliance with any financial reporting requirement under the securities laws, we shall be entitled to recover any excess performance-based compensation received by any current or former covered executive during the three-year period immediately preceding the date on which we are required to prepare an accounting restatement. To the extent allowed by applicable law and the listing standards of the New York Stock Exchange, we may seek to recover any such excess performance-based compensation at the direction of the Compensation Committee after consideration of the costs and benefits of doing so, and as approved by Board.

“Performance-based compensation” includes all annual incentives and long-term incentives (whether in cash, in equity, or otherwise) with performance features based on Unitil’s or a group’s performance, the award or size of the award of which was contingent upon such performance.

The policy does not apply to restatements that the Board determines are required or permitted under generally accepted accounting principles in connection with the adoption or implementation of a new accounting standard or caused by our decision to change one or more accounting practices as permitted by applicable law.

EXECUTIVE STOCK OWNERSHIP POLICY

All Named Executive Officers are required to own shares of our common stock in the equivalent value of a multiple of base salary. All shares of our common stock that are owned directly or beneficially, shares of restricted stock that are awarded, whether vested or unvested, as well any shares of Unitil common stock held in the Tax Deferred Savings and Investment Plan are counted towards the required total. Any newly

Chairman, CEO and President	4X	appointed Named Executive Officer will have four years from the date of appointment to obtain the required shares of stock. The required equivalent value for all Named Executive Officers will
Chief Financial Officer	3X
All Other Named Executive Officers	2X

be recalculated annually on January 1. As of the date of this proxy statement, all current Named Executive Officers have met the stock ownership requirement, with the exception of Mr. Hevert. Mr. Hevert was appointed Senior Vice President, Chief Financial Officer and Treasurer of the Company in July 2020, and he will have until July 2024 to meet the ownership requirement.

EXECUTIVE STOCK RETENTION POLICY

The Board believes that our executive officers should own a significant number of shares of our common stock to properly align their interests with those of the shareholders. All Named Executive Officers are required to hold all forms of equity received as compensation until retirement or other separation from the Company. The Board, in its sole discretion, may approve a waiver to this policy as circumstances may warrant. To date, no such waivers have been proposed or approved.

PROHIBITION ON HEDGING AND/OR PLEDGING COMPANY STOCK POLICY

All members of our Board and our executive officers are prohibited from engaging in short sales or engaging in any hedging transaction with respect to our common stock, as well as engaging in any transactions that result in pledging, or using as collateral, shares of our common stock in order to secure personal loans or other obligations, including any shares that may be held in a margin account.

TRANSACTIONS WITH RELATED PERSONS

The Audit Committee is responsible for reviewing and approving, as appropriate, all Related Person Transactions (as defined below), in accordance with its charter (the “Audit Committee Charter”) and as prescribed in the NYSE Listed Company Manual, Section 314, Related Person Transactions. As a result, the Committee has adopted procedures for such review and approval and included such procedures in our Governance Guidelines. We had no Related Person Transactions requiring disclosure in 2021, and there are no Related Person Transactions requiring disclosure currently proposed for 2022. “Related Person” and “Related Person Transaction” are defined in Item 404(a) of SEC Regulation S-K.

Transactions between us or one or more of our subsidiaries and one or more Related Person may present risks or conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics generally requires all employees, officers and Directors to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with our interests or adversely affect our reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to us than could be obtained from an unrelated person.

RELATED PERSON TRANSACTIONS

Review & Approval Procedure

Requirements

◾ all Related Person Transactions and all material terms of the transactions shall be communicated to the Audit Committee for evaluation, including, but not limited to the approximate dollar value of the amount involved in the transaction, and all material facts as to the Related Person’s direct or indirect interest in, or relationship to, the Related Person Transaction

◾ each Related Person Transaction, and any material amendment or modification to any Related Person Transaction, must be reviewed and approved by the Audit Committee

RELATED PERSON TRANSACTIONS

Basis for Audit Committee

Evaluation of Transactions

◾ information provided by members of the Board during the required annual affirmation of independence, at which the members of the Audit Committee will be present

◾ applicable responses on Directors’ and Officers’ Questionnaires submitted by Directors and officers and provided to the Audit Committee by the Corporate Secretary or Internal Auditor

◾ background information on nominees for Director provided by the Nominating and Governance Committee

◾ any other applicable information provided by any Director or officer of the Company

In connection with the review and approval, if appropriate, of any Related Person Transaction, the Audit Committee will consider whether the transaction will compromise our professional standards included in our Code of Ethics. In the case of any Related Person Transaction involving an outside Director or nominee for Director, the Committee will also consider whether the transaction will compromise the Director’s status as an independent Director as prescribed in the NYSE Listed Company Manual, Section 303A, Independent Directors. The procedures followed by the Committee to evaluate transactions with Related Persons are also available on the Corporate Governance page of the Investor Relations section of our website at unitil.com/investors.

COMMUNICATION WITH THE BOARD

Shareholders and other interested parties who desire to communicate with the Board, a committee of the Board, the non-management or independent Directors as a group, or an individual member of the Board may do so in writing by sending a letter c/o Corporate Secretary, Unitil Corporation, 6 Liberty Lane West, Hampton, New Hampshire 03842-1720 or via email to whitney@unitil.com. The Corporate Secretary will screen all correspondence for security purposes, and will also determine whether the communication relates to business matters that are relevant to us. If the correspondence meets these standards, it will be promptly forwarded to the appropriate Director(s).

NOMINATIONS

The Nominating and Governance Committee is responsible for recommending to the Board the slate of Director nominees for election by our shareholders. The Board reviews and, as appropriate, approves all Director nominees to be presented to our shareholders for election. As provided in Article III of our Bylaws, any vacancy occurring in the Board, whether due to the death, resignation or other inability to serve of any Director previously elected may be filled by the affirmative vote of a majority of the remaining Directors.

General Nomination Process

The Nominating and Governance Committee determines the required selection criteria and qualifications of Director nominees based upon the needs of the Company at the time nominees are considered. See also the section entitled Qualifications and Skills of Directors below. Director candidates will be selected based on input from Directors, executive officers, and if the Committee deems appropriate, a third-party search firm. Minimum criteria for Director nominees are set forth below, as well as in the Corporate Governance Guidelines. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates with potential conflicts of interest will be identified and disqualified, as appropriate. In addition, the Committee will consider criteria including independence, proven leadership capabilities, business experience, areas of expertise, and factors relating to the composition of the Board, such as size, structure, and diversity. The Board seeks to include the diversity of backgrounds, perspectives, experience and skills among its members, including gender and racial diversity. The Committee will consider these criteria for nominees identified by the Committee, by other Directors, by shareholders, or through another source. When current Board members are considered for nomination for reelection, the Committee also takes into consideration their prior Board contributions, performance, and meeting preparedness and attendance records.

The Committee makes a preliminary assessment of each proposed nominee based upon his or her resume and biographical information, an indication of his or her willingness to serve and other background information. This information is evaluated against the criteria set forth above as well as our specific needs at the time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used for further evaluation. On the basis of information collected during this process, the Committee determines which nominee(s) to recommend to the Board for approval to submit for election at the next annual meeting of shareholders, or to fill vacancies on the Board that occur between shareholder meetings. The Committee uses the same process for evaluating all nominees, regardless of the source of the nomination. The Board may elect, at its discretion, to participate in an additional round(s) of interviews with one or all candidate(s) recommended by the Committee.

The Committee’s dedicated actions and well-planned process resulted in the addition of four outstanding and highly qualified Board members within the past three years, all of whom have varied and extensive experience in numerous important areas that have proven to enhance the Board’s strong skill set and diversity goals. The Board is dedicated to the importance of diversity in all respects, including professional experience, unique skill sets, age, race and gender for sustainability in the long-term and ongoing value creation for our shareholders.

Shareholder Nominations

Shareholders who wish to recommend a nominee for consideration by the Committee may do so by sending the following information to the Committee c/o the Corporate Secretary at the address listed in the section entitled Corporate Governance – Governance Policies of the Board—Communication with the Board: (1) the name of the candidate with brief biographical information and his or her resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a Director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and proof of ownership of the number of shares currently held.

Additionally, nominations of persons for election to the Board made by any of our shareholders must comply with all procedures set forth in Article IV – Nomination of Directors of our Bylaws.

No candidates for Director nominees were submitted to the Committee by any shareholder in connection with the Annual Meeting.

SHAREHOLDER RIGHTS Our shareholders are entitled to certain rights granted in our Bylaws and Articles of Incorporation, as well as those prescribed by the New Hampshire Business Corporation Act.

Shareholder Rights

◾ We do not have classes of stock with unequal voting rights.

◾ All shareholders are entitled to vote for all current director nominees.

◾ We do not have a poison pill in effect.

◾ No shareholder has a preemptive right.

◾ The Board is authorized to issue only shares of common stock, no par value; no preferred stock is authorized.

◾ Our Articles of Incorporation and our Bylaws may be amended by shareholders with a simple majority vote.

◾ Shareholder approval is required to materially modify our capital structure.

QUALIFICATIONS & SKILLS OF DIRECTORS

The Board believes there are general qualifications that all Directors must exhibit, and other qualifications, attributes, skills and experience that should be represented on the Board as a whole, but not necessarily by each Director.

Qualifications Required of All Directors

The Board requires that each Director be a person of high integrity and superior ethical character with a proven record of leadership and accomplishment in his or her chosen field. Each Director must demonstrate innovative and independent thinking, understand complex principles of business, finance, and utility regulation, and demonstrate familiarity with and respect for corporate governance requirements and practices. Directors must also comply unequivocally with the Code of Ethics, and be free of conflicts or potential conflicts of interest, and a sufficient number of Directors must meet the requirements of independence as set forth by the NYSE, as appropriate. Directors must be willing and able to dedicate the proper amount of time and effort to service on the Board as necessary to fulfill his or her responsibilities as a Director. Independent members of the Board may not serve on more than four boards of for-profit companies in addition to the Unitil Board. Non-independent members of the Board may not serve on more than two boards of for-profit companies in addition to the Unitil Board. Service on boards of non-profit organizations, other industry associations, and community or civic groups is not limited.

Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Board has identified certain qualifications, skills, experience and background that it believes are important to be represented on the Board. The Nominating and Governance Committee is charged with the responsibility of tracking the Directors’ professional experience and skill sets with a board inventory matrix (the “Skills Matrix”). The Skills Matrix is composed of 16 categories of skills and attributes considered by the Board and the Committee to be advantageous to the regulated utility business, as well as for a company of our size and complexity. The Committee uses this information to assess overall Board composition and to identify existing and potential gaps. This information is also used for recruiting and evaluation purposes when there is a vacancy, or an expected vacancy, on the Board. The Skills Matrix has proven to be a valuable tool in this assessment exercise. The Board strives to represent a meaningful cross-section of business and industry experience, education, and specialized skill sets with a group of diverse individuals who add an element of quality to our corporate governance framework, and who fairly and without compromise execute their fiduciary duty to serve the best interests of our shareholders and all of our stakeholders.

The Skills Matrix Summary shown above outlines certain essential key qualifications and experience that the Board believes should be represented on the Board for optimal oversight of our business and the effective exercise of its fiduciary duty to shareholders. Directors standing for re-election are also evaluated by the Committee for recommendation to the Board using a set procedure based on the expectations of Board members, which is provided to all members of the Board and reviewed annually. The evaluation includes contribution to the Board and committees served upon; unique skills, expertise and attributes; attendance and preparedness; and willingness to continue serving. Overall continuity and chemistry of the Board are also considerations, as well as factors relating to the composition of the Board, such as size and structure, and the diversity of backgrounds, perspectives, experience and skills among its members. The evaluation also includes a one-on-one meeting with Mr. Meissner to address any concerns, desire to continue serving, or any other matters. Tenure on the Board is considered to be a uniquely valuable qualification in the highly regulated utility industry, although the Board recognizes that a range of tenure is beneficial to avoid complacency.

The Nominating and Governance Committee periodically reviews and, as needed, updates, the Skills Matrix. This generally involves a self-evaluation by each Board member concerning what they perceive to be their own primary and secondary skills within the Skills Matrix. This helps to ensure the Skills Matrix is current and relevant, and also defines the Board’s strongest skill sets.	2021 Strongest Skill Sets C-Suite Experience Financial Expertise Strategic Planning Utility Operations and Regulation

BOARD DIVERSITY

Although the Board does not have a formal diversity policy, it believes that comprehensive diversity is essential for a well-functioning board, the creation of shareholder value, and ultimately, the sustainability of our Company over the long term. The Board seeks to maintain an optimal diversity mix through an appropriate balance of all aspects of diversity, including gender, age, race, competencies, background, perspectives, and professional experience, amongst other things, as a whole in the evaluation of all candidates for Board membership. The Board also considers how the experience and skill set of any new

Director nominee complements those of existing Directors and fellow Director nominees to create a balanced Board with diverse viewpoints and deep expertise. The Board feels strongly that a variety of points of view and both professional and life experiences contribute to a more effective decision-making process. Following the Annual Meeting, the Board’s diversity profile will be as illustrated above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The subsection entitled Section 16(a) Beneficial Ownership Reporting Compliance within the Share Ownership section of this proxy statement is incorporated herein by reference.

SUSTAINABILITY

Our Commitment

Sustainability is a defining characteristic of our future success.

We have embraced the rapidly changing landscape of the utility industry as we prepare to meet the ever-changing energy needs of tomorrow and beyond. We are committed to sustainable practices and our corporate responsibilities as we work to expand clean energy choices for our customers and ensure a reliable and affordable energy supply. Carbon reduction; clean energy; environmental stewardship; the development and safety of our employee workforce; the advancement of diversity, equity, and inclusion within our organization; and transformative energy solutions and tools for our customers are and will remain top-of-mind. Sustainability is fully embedded in our key initiatives and strategies, our leadership development and workforce planning, our RISE values (Respect, Integrity, Stewardship and Excellence) and the tone at the top.

Commitment to our Environment

On June 21, 2021, we announced our commitment to reduce Company-wide direct greenhouse gas emissions from 2019 levels by at least 50 percent by 2030, and to achieve net-zero emissions by 2050. These goals are part of our overall commitment to environmental stewardship, sustainability and corporate responsibility, and are consistent with goals established under the Paris Climate Agreement.

Commitment to our Culture and our Employees

Our long-term success is dependent on both what we do and how we do it. Our employees are our greatest asset and human capital management is paramount to our long-term success. Our employees reflect a long-standing culture of dedication to inspired teamwork, constant collaboration, loyalty, and the insistence on the highest possible standards for ethical business practices. Our RISE values (Respect, Integrity, Stewardship and Excellence) set the tone for our actions with all stakeholders, both internal and external. These values are shared by all employees in our organization, and are a source of pride and inspiration. We believe that, collectively, employees with individual differences, life experiences, and self-expression will lead not only to a better culture, but also to our long-term success and to greater achievements along the way. We are committed to a diverse and inclusive workplace in which all employees feel valued and respected, and embrace the genuine benefits that focused and effective human capital management brings to our organization.

Our Approach

Tying Sustainability to Strategic Planning

Effective and informed strategic planning is essential to achieving our long-term operational and financial goals within a changing environmental and social landscape. We have embedded sustainability as a core element in our decision-making process to assist in guiding our strategic direction. Continuous focus on our strategic objectives and management of the critical success factors outlined in our strategic plan will ensure sustainable and beneficial growth for our shareholders, customers, employees, and all other stakeholders.

Aligning Sustainability and Risk Management

As climate-related risks evolve, so does the need to align sustainability and the assessment of risk. Our goal is to continuously enhance our understanding of enterprise-wide risk and uncertainty with comprehensive evaluation of current risks, scenario planning, and quantitative analysis. These tools strengthen our ability to successfully integrate sustainability into our strategic decision-making processes. By doing so, we are better able to assess operational, environmental, and social uncertainties and weigh their potential implications for our strategic priorities.

Our Practices and Priorities

Our values state clearly that sustainability initiatives are fundamental to and firmly rooted in our culture. This top-to-bottom emphasis on the very nature of sustainability assures long-term benefits and value creation, and reflects our commitment to our corporate responsibilities to our shareholders, employees, customers, and society at large.

There are four key areas we believe are central to the utility industry as the transition to a sustainable future continues. By looking closely at each area, we have identified practices and priorities that demonstrate our commitment to sustainability in support of our stakeholders while simultaneously illustrating our corporate culture in action.

ENERGY & THE ENVIRONMENT

Proactive energy resource planning with a strong emphasis toward lowering greenhouse gas emissions is a central philosophy and a critical element in a sustainable future.

PRIORITIES IN THIS AREA

◾  reduction of greenhouse gas emissions

◾  facilitation of distributed energy resources and storage alternatives

◾  support of utility-scale renewables and lower emissions

◾  end use efficiency and demand

◾  overall environmental stewardship

PEOPLE

The people who make up our workforce are what makes us special. Finding, valuing, and retaining quality, highly motivated employees assures that our culture continues to thrive and our Mission is successful.

PRIORITIES IN THIS AREA

◾  workplace safety and sustainability

◾  employee development and engagement

◾  diversity, equity and inclusion

SAFETY AND RELIABILITY

Safety and reliability are paramount to the effective delivery of electricity and natural gas to our customers. Electric reliability and gas emergency response time are also each tied directly to a metric we measure for our Incentive Plan.

PRIORITIES IN THIS AREA

◾  system reliability and resiliency

◾  integrity of gas delivery infrastructure

◾  emergency preparedness

◾  data privacy and cyber security

CUSTOMER ENGAGEMENT AND COMMUNITIES

We have a responsibility to put the customer first and to be a vital part of the communities in which we operate. Superior customer service is also tied directly to one of the metrics we measure for our Incentive Plan.

PRIORITIES IN THIS AREA

◾  superior customer service

◾  community relations and charitable giving

◾  energy affordability for our customers

◾  economic development in the communities we serve

Our Objective

As we transform our business to meet the needs of future generations, we are fully committed to the environmental, social and governance priorities that matter most to our shareholders and other stakeholders.

While change creates uncertainty for some, those who arrive prepared at these critical moments find great opportunity for growth and long-term benefits for all. With thoughtful planning, informed decision-making, and an inspired workforce dedicated to the safe and reliable delivery of energy for life, we are well-positioned to capitalize on exciting growth opportunities as our industry continues to evolve.

Corporate Sustainability and Responsibility Report

To learn more about the actions, projects and initiatives that enhance the sustainability of our Company, our communities, and our planet, our 2021 Corporate Sustainability and Responsibility Report can be viewed in its entirety on our website at unitil.com/our-company/sustainability.

We anticipate issuing our 2022 Corporate Sustainability and Responsibility Report in October 2022, which will provide information about our accomplishments in 2021 and our progress in 2022 in support of our sustainability initiatives and priorities.

COMMITTEES OF THE BOARD

The Board has the following standing committees: Audit Committee; Compensation Committee; Executive Committee; and Nominating and Governance Committee. The tables below provide a summary of each committee with respect to membership and primary responsibilities.

Audit Committee

Committee Members	Suzanne Foster	Edward F. Godfrey	Michael B. Green	Justine Vogel	David A. Whiteley
Independent:	✓	✓	✓	✓	✓
Financial Expert:	∎	∎	∎	∎
Meetings in 2021:	4	4	4	4	4
Latest Charter Review:	October 26, 2021
Primary Charter Directive	◾ To provide independent and objective oversight of the Company’s accounting functions, internal controls and financial reporting

Committee Chair

The Audit Committee is a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. Each member of the Committee is financially literate, knowledgeable and qualified to review financial statements. The Committee operates under a written charter, which it reviews annually, and adopts amendments, if necessary, to reflect changes governing financial reporting and accounting requirements or its responsibilities. The Audit Committee Report, which appears in the section entitled Audit Matters, more fully describes the activities and responsibilities of the Committee.

Compensation Committee

Committee Members	Winfield S. Brown	Lisa Crutchfield	Suzanne Foster	Eben S. Moulton
Independent:	✓	✓	✓	✓
Meetings in 2021:	6	6	6	6
Latest Charter Review:	October 26, 2021
Primary Charter Directives	◾ To establish objectives and interpret the terms of the Company’s compensation policies for base salary, incentive compensation, equity compensation, and benefits programs
◾ Approval of executive-level base salaries and approval and recommendation to the Board of base salaries for Named Executive Officers
◾ Review and approval of annual performance measures and approval of annual incentive compensation plan awards

Committee Chair

The Compensation Committee operates under a written charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. The specific activities and responsibilities of the Committee are described in greater detail in the section entitled Compensation Committee Operations.

Executive Committee

Committee Members	Lisa Crutchfield	Michael B. Green	Thomas P. Meissner, Jr.	Justine Vogel	David A. Whiteley
Independent:	✓	✓		✓	✓
Meetings in 2021:	3	3	3	0 (1)	3
Latest Charter Review:	January 25, 2022
Primary Charter Directives	◾ To act on behalf of the Board when necessary between scheduled Board meetings
◾ Annual Review of CEO performance (jointly with the Compensation Committee)

Committee Chair

 NOTES:

(1)	Ms. Vogel was appointed to the Executive Committee in October 2021 following her election as chair of Audit Committee. The Executive Committee did not meet in the fourth quarter of 2021.

The Executive Committee operates under a written charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities. Committee membership includes the Chairman of the Board, the lead director, and the chairs of the Audit, Compensation, and Nominating and Governance Committees of the Board, as well as any additional Board members appointed at the discretion of the Board.

Nominating & Governance Committee

Committee Members	Winfield S. Brown	Lisa Crutchfield	Michael B. Green	Justine Vogel	David A. Whiteley
Independent:	✓	✓	✓	✓	✓
Meetings in 2021:	4	4	4	4	4
Latest Charter Review:	October 26, 2021
Primary Charter Directives	◾ The review and oversight of corporate governance standards

◾  To coordinate searches for potential nominees for Board members,   review and evaluate qualifications of potential Board members,   and recommend to the Board nominees for vacancies occurring   from time to time on the Board

◾ To review Board member performance prior to recommendation for nomination to stand for election to an additional term
◾ The annual review and evaluation of Directors’ compensation and recommendation of any changes to the Board

Committee Chair

The Nominating and Governance Committee operates under a written charter, which it reviews annually and, as appropriate, amends to reflect changes in its responsibilities.

All Committees

The existence and activities of all committees of the Board do not alter the traditional roles and responsibilities of Unitil’s management. All committees may delegate authority to individuals or subcommittees when they deem appropriate, subject to applicable laws, rules or regulations. However, in delegating authority, a committee shall not be absolved from the responsibilities designated under the terms of its respective charter. All committees shall undertake any other action or exercise such other powers, authority, duties and responsibilities as necessary or appropriate to the discharge of the duties and responsibilities set forth in their respective charters or our Bylaws, or otherwise required by the listing standards of the NYSE or other applicable laws, rules or regulations, or as shall otherwise be determined by or assigned by the Board.

The charters for each of the standing committees are available in the Corporate Governance section of the Investor Relations section of our website at unitil.com/investors, or in print to any shareholder or other interested party, free of charge upon request to the Office of the Secretary, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720; or to InvestorRelations@unitil.com; or by calling toll free 800-999-6501.

AUDIT MATTERS

AUDIT COMMITTEE REPORT

The following report is submitted by the Audit Committee with respect to Unitil’s audited financial statements for the fiscal year ended December 31, 2021. In discharging its oversight responsibility regarding the audit process, the Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2021, the matters required to be discussed by AS 1301, as adopted by the Public Company Accounting Oversight Board through PCAOB Release No. 2018-005 and SEC Release No. 34-86269. In addition, the Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Committee concerning independence and has discussed with Deloitte the firm’s independence with respect to Unitil.

During 2021, the Audit Committee members received Unitil’s quarterly financial information for review and comment prior to the filing of each of Unitil’s Forms 10-Q with the SEC. In fulfilling its responsibilities relating to the financial statements, the Committee also reviewed and discussed Unitil’s significant accounting policies and the audited financial statements for the fiscal year ended December 31, 2021, with management and Deloitte. Based on the review and discussions with management and Deloitte, the Committee recommended to the Board that the audited financial statements be included in Unitil’s Annual Report on Form 10-K for fiscal year ended December 31, 2021, for filing with the SEC.

Audit Committee Members

Suzanne Foster, Edward F. Godfrey, Michael B. Green, Justine Vogel (chair), and David A. Whiteley

PRINCIPAL ACCOUNTANT FEES & SERVICES

The following table presents fees for professional services rendered by Deloitte, Unitil’s independent registered public accounting firm, for the fiscal years ended December 31, 2021, and December 31, 2020.

	Fiscal 2021	Fiscal 2020
Audit Fees	$966,081	$993,157
Audit-Related Fees	$112,500	$0
Tax Fees	$0	$0
All Other Fees	$25,000	$0
Total Fees	$1,103,581	$993,157

Audit Fees

In 2021 and 2020, this category includes fees incurred for professional services rendered by Deloitte for reviewing the quarterly financial statements included in our Quarterly Reports on Form 10-Q, auditing our annual financial statements included in our Annual Report on Form 10-K, and auditing our internal control over financial reporting.

Audit-Related Fees

In 2021, this category includes fees incurred of $112,500 for professional services rendered by Deloitte in connection with the equity offering. In 2020, Deloitte did not perform any audit-related services.

Tax Fees

In 2021 and 2020, Deloitte did not perform any tax services.

All Other Fees

In 2021, this category includes fees incurred of $25,000 for professional services rendered by Deloitte to provide advice and recommendations in connection with management’s evaluation of materiality in sustainability reporting. In 2020, Deloitte did not perform any services that are not included in the above categories.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm engaged to audit our consolidated financial statements. The policy requires that all services to be provided by the independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Committee. The Committee pre-approved all audit, audit-related, tax and all other services provided by Deloitte during fiscal 2021 and 2020.

COMPENSATION

COMPENSATION COMMITTEE OPERATIONS

The Compensation Committee is appointed annually by the Board and is responsible for oversight of the executive compensation program. The Committee has overall authority to establish goals and objectives and to interpret the terms of our compensation policies, including base salary, incentive compensation, equity compensation, and all benefits programs. The Committee discharges its oversight responsibilities by carrying out the specific functions and exercising the authority provided in its charter (the “Compensation Committee Charter”). See the section entitled Compensation - Compensation of Named Executive Officers - Compensation of Directors for information on the Nominating and Governance Committee’s work regarding Directors’ compensation.

The Committee has the authority to delegate some of its responsibilities to individuals or subcommittees of the Committee’s choice, subject to applicable laws, rules or regulations. However, such delegation does not absolve the Committee from the responsibilities that it bears under the terms of the Compensation Committee Charter.

The Committee has the authority to invite executive officers, members of management or other guests to attend its meetings, to perform research, or to provide relevant information or recommendations. In 2021, at the Committee’s request, the CEO and the Vice President of People, Shared Services and Organizational Effectiveness served the Committee in a consultative capacity, providing data and analytical support, as well as management perspective and recommendations relative to employee compensation and benefits, including executive compensation.

The Committee also has the authority to retain or obtain the advice of outside counsel, compensation consultants or other advisors to advise the Committee as it deems necessary. The Committee is directly responsible for the appointment, retention terms (including compensation), and oversight of the work of any adviser it retains. Prior to retaining or obtaining advice from an adviser, the Committee will consider factors relevant to the adviser’s independence from management to the extent required by the NYSE listing standards.

The Committee has periodically engaged a compensation consultant, Willis Towers Watson (“Willis Towers”), to provide compensation study data, including data from selected peer companies and compensation marketplace survey analysis, as well as to provide various recommendations based on study findings and industry trends for the Committee’s consideration. Willis Towers is engaged by and reports directly to the Compensation Committee. Willis Towers receives compensation only for services related to executive compensation, employee benefits and general compensation matters, and neither it nor any affiliated company provides any other services to us or our subsidiaries.

In April 2021, the Compensation Committee engaged Willis Towers to conduct a competitive assessment of long-term incentive compensation (“LTI”) plan design elements and value for senior management. The Committee requested the assessment in order to evaluate our current LTI plan with regard to the alignment with competitive market practices for similar utility companies, as well as to analyze the potential separation of long-term and short-term performance incentive metrics. The assessment included a review of general LTI plan design features including LTI awards (e.g., restricted stock, restricted stock units and cash), performance metrics, and vesting provisions, as well as senior management benchmarking and a market gap assessment. The Committee elected to take no formal action with regard to the LTI plan in 2021, but it is anticipated that further evaluation and development will be undertaken in 2022.

See the section entitled Compensation - Compensation Discussion and Analysis for additional information on the comprehensive compensation analysis prepared by Willis Towers in 2019 and the Committee’s work in 2019 regarding compensation-related matters for both the 2020 and 2021 compensation years.

In 2021, we incurred total expenses of $142,778 for services rendered by Willis Towers. The services were approved by the Compensation Committee as part of the Willis Towers 2021 engagement.

In addition, we requested and received information from Willis Towers to assist the Committee in determining whether its work raised any conflict of interest. Based on the responses provided by Willis Towers in its completed Conflict of Interest Questionnaire, there were no conflicts of interest in 2021.

COMPENSATION COMMITTEE INTERLOCKS & INSIDER PARTICIPATION

The current members of the Compensation Committee are not current or former officers or employees of Unitil. No member of the Committee has any relationship requiring disclosure under Item 404 of Regulation S-K, Transactions with Related Persons. In addition, none of our executive officers serve on the board of directors or compensation committee of another company where an executive officer of the other company also serves on the Board or Compensation Committee.

RISK AND BROAD-BASED COMPENSATION PROGRAMS

We believe the risks that may arise from our compensation policies and practices, which include the annual incentive award performance metrics, variable and non-variable pay mix, and limited non-performance payouts, are not likely to have a material adverse effect on us because of multiple factors that work together, as summarized below.

Our compensation program is designed with performance metrics sufficiently difficult to motivate management to strive for strong performance without encouraging imprudent or excessive risk-taking.	The Compensation Committee has significant discretion in its determination of incentive compensation awards.

We do not use incentives that encourage short-term, high-risk strategies at the expense of long-term performance and value.	The Compensation Committee considers distinct quantitative factors with regard to incentive compensation.

The variable and non-variable pay mix is proportionally weighted for executive officers and all employees.

The Compensation Committee considers both qualitative and quantitative factors to encourage employees and executive officers and to balance all aspects of our Strategic Plan, both short- and long-term.

COMPENSATION DISCUSSION AND ANALYSIS

2021 PERFORMANCE REVIEW

As a Company, 2021 was again a challenging year, but despite the continued overhang of the COVID-19 pandemic, at year end, we delivered record earnings of $2.35 per share, a 9.3% increase over 2020. Net Income rose 12% to $36.1 million. More importantly, we took the necessary steps to build a strong foundation for sustained growth in the years ahead. Our robust investment plan will support continued modernization of our electric and gas infrastructure while advancing state climate policies and the clean energy transition.

There were many noteworthy financial and operational achievements in the past year that are a testament to our resiliency and commitment to continued execution of the fundamentals of our business for continued success in the years ahead. A summary of some of these successes is below.

Carbon Reduction Commitment

◾

We announced our commitment to reduce company-wide direct greenhouse gas emissions from 2019 levels by at least 50% by 2030, and to achieve net-zero greenhouse gas emissions by 2050. This goal is essential to the long-term success and future growth of our Company, and is equally important as our contribution to the global effort to slow climate change. We have identified areas of opportunity to significantly transform our business to provide sustainable, long-term solutions and to meet our carbon reduction targets.

Customer Service

◾

We continued to deliver exceptional service to customers, achieving 92% overall customer satisfaction based on 2021 survey results. We also ranked as number one utility in the northeast, number two in the eastern U.S., and in the top quartile nationally.

Safety

◾

We achieved our best gas emergency response ever, responding to 88.2% of gas odor calls in less than 30 minutes. We were again selected as a Leading Practice Company by the American Gas Association, this time in the area of accident prevention.

◾

We exceeded all employee safety targets for the year, including our best DART (days away, restricted or transferred) rate ever, and the lowest OSHA recordable injuries and Avoidable Motor Vehicle Accidents since 2009.

Employee Satisfaction

◾

We continued to sustain exceptionally high levels of employee pride and engagement. Our 2021 employee survey results indicated that 90% of employees are proud to work for us, and 91% of employees would recommend Unitil as a place to work.

Infrastructure Investments

◾	We implemented a new Gas Outage Management System that significantly improves our capabilities for managing large-scale gas outages and large numbers of resources.

◾	We continued implementation of a Pipeline Safety Management System to continuously and comprehensively track and improve pipeline safety performance.

◾	We commissioned a new mobile command center that can be deployed to incidents or emergencies throughout our gas and electric service territories.

Regulation

◾

We filed two strategically important rate cases in New Hampshire for our electric and gas operations which, in addition to resetting our revenues, include key proposals that, if approved, will yield positive financial and operational benefits.

◾

We supported “fuel choice” legislation, which passed in New Hampshire, ensuring New Hampshire citizens have choices regarding how they power and heat their homes and business, including the use of natural gas and other fuels. This is the first of its kind in the northeast and provides a consistent statewide policy for fuel choice in New Hampshire, while allowing our Company to pursue carbon reduction strategies in the most cost effective manner.

In addition to the operational successes noted above, we also continued to advance our long-term strategic planning efforts, specifically in the areas of Customer Choice, Advancing the Grid, Smart Heating and Transportation Solutions, and Future of Natural Gas. We joined the S&P Small Cap 600 Index, a premier benchmark for small market capitalization companies in the U.S. And we continued our unbroken record of annual dividend payments with an annualized dividend of $1.52 per share in 2021. On January 26, 2022, the Board of Directors voted to increase the 2022 annualized dividend to $1.56 per share.

EXECUTIVE COMPENSATION POLICIES

EXECUTIVE COMPENSATION RECOVERY POLICY

In the event we are required to prepare an accounting restatement of our financial statements due to the material noncompliance with any financial reporting requirement under the securities laws, we are entitled to recover any excess performance-based compensation2 received by any current or former covered executive during the three-year period immediately preceding the date on which we are required to prepare an accounting restatement. To the extent allowed by applicable law and the listing standards of the New York Stock Exchange, we may seek to recover any such excess performance-based compensation at the direction of the Compensation Committee after consideration of the costs and benefits of doing so, and as approved by Board.

[2]

For the purposes of the Executive Compensation Recovery Policy, performance-based compensation is defined as all annual incentives and long-term incentives, whether in cash, in equity, or otherwise, with performance features based on Unitil’s or a group’s performance.

EXECUTIVE STOCK OWNERSHIP POLICY

All Named Executive Officers of the Company are required to own shares of our common stock in the equivalent value of a multiple of base salary. Any newly appointed Named	Chairman, CEO and President	4X
	Chief Financial Officer	3X
	All Other Named Executive Officers	2X

Executive Officer will have four years from the date of appointment to obtain the required shares of stock. Additional information concerning the current share ownership of our Directors and officers can be found in the section entitled Share Ownership —Beneficial Ownership.

EXECUTIVE STOCK RETENTION POLICY

The Board believes that our executive officers should own a significant number of shares of our common stock to properly align their interests with those of our shareholders. All Named Executive Officers are required to hold all forms of equity received as compensation until retirement or other separation from the Company. The Board, in its sole discretion, may approve a waiver to this policy as circumstances may warrant. To date, no such waivers have been proposed or approved.

PROHIBITION ON HEDGING AND/OR PLEDGING COMPANY STOCK POLICY

All members of the Board and the executive officers are prohibited from engaging in short sales or engaging in any hedging transaction with respect to Unitil common stock, as well as engaging in any transactions that result in pledging, or using as collateral, shares of Unitil common stock in order to secure personal loans or other obligations, including any shares that may be held in a margin account.

Compensation Philosophy and Administration

The Compensation Committee is responsible for oversight of our executive compensation program. The Committee, the Board and the Company recognize the value and importance of sound principles for the development and administration of competitive compensation and benefit programs. We believe that our executive compensation program (i) is instrumental in the achievement of our short-term and long-term strategic and business objectives, (ii) provides appropriate rewards for the fulfillment of

Executive Compensation – Guiding Principles

◾  Annual compensation (currently defined as base salary, cash incentive and equity compensation for the Company’s employees, including the Executive Officers) should generally target the national market median, which is defined as the middle, or the 50th percentile, of the compensation marketplace.

◾  The compensation methodology for determining base pay increases should be the same for all executive positions including the CEO and other Named Executive Officers.

◾  The compensation methodology should include a consistent formula for determining each component of annual compensation based on both objective and verifiable market data and on attainment of selected performance measures from the Company’s approved strategic plan (the “Strategic Plan”).

◾  The compensation program(s) for all employees should ensure pay equity for similar jobs across the organization.

strong operational and financial performance and (iii) provides appropriate rewards for practicing our core values and principles, which creates lasting value for our shareholders and other stakeholders.

The Compensation Committee uses a set of guiding principles in the design and implementation of the Company’s executive compensation program, which are outlined above. The primary goal of the guiding principles is to ensure consistency and fairness in all aspects of the Committee’s oversight of compensation policy. Additional information concerning the processes and operational procedures followed by the Committee can be found in the section entitled Compensation—Compensation Committee Operations.

Compensation Policy & Process

The principal objective of our executive compensation program is to attract, motivate, retain and reward highly qualified employees who are committed to the achievement of solid financial performance, outstanding service to customers, and excellence in the management of our assets. It is our belief that a strong sense of teamwork and shared responsibility are vital to achieving strong performance. Our incentive compensation reflects and supports this philosophy with an appropriate balance of financial and operational goals that apply to the entire management team. See the section entitled Compensation - Compensation Discussion and Analysis - Elements of Compensation for a discussion of the specific goals set, and results achieved, for 2021. We also believe that retention of talented and dedicated key executives will help ensure continued focus on the achievement of long-term growth in shareholder value and overall sustainability, which in turn will provide significant benefits to all of our stakeholders, including shareholders, customers and employees.

Compensation Policy – What We Do and What We Don’t Do

The Compensation Committee continuously strives to make improvements to our executive compensation policies. Below is a summary of what we do and what we do not do with respect to executive compensation, the totality of which the Committee and the Board believe aligns with the long-term interests of our shareholders as well as with today’s commonly accepted best practices in the market.

WHAT WE DO

◾  Apply balanced performance metrics  (financial, operations, customer satisfaction)

◾  Align performance metrics with management  and shareholder interests

◾  Practice prudent goal setting aligned with the  Strategic Plan

◾  Ensure a majority of the CEO’s annual  compensation* is variable based on  performance

◾  Enforce significant stock ownership and  holding policy

◾  Oversee executive compensation recovery   policy

◾  Allow only double-trigger change of control  provisions

◾  Monitor pay equity across the Company

WHAT WE DON’T DO

◾  Provide excise tax gross ups of any kind  in any Change of Control Agreements or  in Mr. Meissner’s Employment Agreement

◾  Allow hedging, pledging or short sale  transactions in Company stock

◾  Encourage unreasonable risk taking

◾  Grant equity awards discounted at values  below 100% fair market value

◾  Allow single-trigger change of control  provisions

◾  Provide excessive executive   prerequisites

◾  Allow new entrants into the SERP (the SERP was closed in 2018)

* The Committee defines “annual compensation” in its Guiding Principles as “base salary, cash incentive and equity compensation.”

Compensation Decisions for 2021

In 2020, in order to prudently manage outside consulting expenses, the Committee decided to forego consulting work related to overall executive pay. Instead, the information contained in the comprehensive 2019 Compensation Analysis was used as an assessment benchmark. The Committee also used existing compensation programs and policies previously found to be reasonable and competitive to evaluate executive compensation for 2021.The Committee approved executive compensation paid in 2021 in January 2021. The 2019 Compensation Analysis is described below.

In 2019, the Committee engaged Willis Towers to conduct a comprehensive review and assessment of senior management compensation, including CEO, CFO, and other Named Executive Officers’ compensation, non-union employee compensation, employee benefits, and Directors’ compensation (the “2019 Compensation Analysis” or the “Analysis”) in the context of market practices and our Compensation Philosophy. The Committee requested Willis Towers provide an assessment of current levels of competitive compensation and broad-based benefit programs to use as a tool to assist the Committee with its decisions concerning 2020 compensation.

The Committee’s standard practice is to engage a compensation consultant to prepare a comprehensive study of all elements of compensation approximately every five years, with updates on executive compensation annually or as needed. The last comprehensive analysis was performed in 2014. It is anticipated that the Committee will continue to use the 2019 Compensation Analysis as a baseline benchmark until the next comprehensive analysis is completed in 2024, with annual and/or other updates as needed or requested.

2019 Compensation Analysis - Summary

The 2019 Compensation Analysis scope included an overall analysis of our compensation as it relates to and supports our business strategy, alignment with the compensation philosophy, peer group identification, detailed information on executive, non-union staff and Directors’ compensation, as well as a review of the research methodology and process, key findings with regard to base salary and incentive compensation, program assessment, and several recommendations for the Committee’s consideration.

General Methodology

Towers Watson used both compensation data from published compensation surveys focused on comparably sized organizations in the utility sector and general industry sector (for “cross industry” positions), and compensation data from proxy filings of our approved peer group of 13 publicly traded utility companies with annual revenues between $275 million and $1.6 billion (the “2019 Peer Group”)[3], which was approved by the Compensation Committee in April 2019 for the purposes of this Analysis.

2019 Compensation Analysis Scope

Review of Total Compensation Philosophy

Senior Management Competitive Assessment:

Detailed review of total direct compensation* for approximately 20 executive positions, including the CEO, CFO and other Named Executive Officers

◾  Confirmation of competitive marketplace and   peer group

◾  Assessment of pay level competitiveness and   mix of total compensation

◾  Competitiveness of cash and equity incentive   levels

Non-Union Staff Competitive Assessment:

Competitive assessment of non-union staff cash compensation for 75 jobs covering approximately 150 incumbents

◾  Cash compensation

◾  Appropriateness of salary structure

◾  Analysis of incentive targets

Directors’ Competitive Assessment:

Competitive assessment of total direct compensation* for outside Board members

◾  Confirmation of peer group

◾  Assessment of pay elements including board and   committee annual retainers, meeting fees, board   and committee leadership premiums

Broad Based Benefit Program Assessment:

Review of program design to ensure competitiveness as an element of total compensation

*For the purposes of this analysis, total direct compensation is defined as base salary, annual incentives and long-term incentives.

[3]

The 2019 selected group includes ALLETE, Inc., Avista Corporation, Chesapeake Utilities Corporation, El Paso Electric Company, Genie Energy, Ltd., MGE Energy, Inc., Northwestern Corporation, Northwest Natural Gas Company, ONE Gas, Inc., Otter Tail Corporation, PNM Resources, Inc., Pattern Energy Group, Inc., South Jersey Industries, Inc.

Compensation Data from Published Compensation Surveys

Compensation data from published compensation surveys focused on comparably sized organizations in the utility sector and general industry sector (for “cross industry” positions)4. Published survey data were size-adjusted based on revenue, employee regression and/or scope parameters. Because the surveys are confidential, the specific data selected by Willis Towers did not indicate survey participants by company name.

Compensation Data from Proxy Filings

Compensation data was also extracted from the 2019 Peer Group proxy filings. The Compensation Committee used this data to analyze only the CEO’s and CFO’s compensation, with the objective of ensuring that CEO and CFO total compensation was reasonable, competitive and consistent with pay practices at peer companies.

Published compensation surveys generally provide a broader sample of data upon which to base compensation decisions, which is essential when analyzing a large number of positions as was the case with the 2019 Compensation Analysis. Data from peer company proxy filings generally validate published survey information with definitive executive compensation data from specific companies.

2019 Compensation Analysis Pay Elements Focus ◾ Base salary ◾ Total cash compensation (base salary plus annual incentive) ◾ Total direct compensation (base salary plus annual incentive plus long-term

Methodology: Published Surveys

◾	Published survey data for all positions included in the Analysis were collected.

◾

Survey data for both general industry and utilities market segments reflected the size and scope similar to ours through the use of regression analysis or tabular grouping, where regression data are not available.

◾

Survey data were aged using an annualized rate of 3% to a common date of July 1, 2019 to ensure data consistency, where 3% represents the projected movement in senior executive compensation base pay levels for 2019.

◾	Survey data cover a large number of benchmark positions, and the median (50th percentile) of this data set approximated the 25th percentile of the smaller proxy-based data set.

Methodology: Peer Group Proxy Filings

◾	A benchmarking assessment was prepared using position-specific market data to compare current compensation levels for the CEO and the CFO with compensation levels for comparable positions.

◾	Market data for total direct compensation elements were extracted for the 25th percentile, the 50th percentile (median), and the 75th percentile.

◾

Based on the size of the 2019 Peer Group companies relative to our financial profile (based on fiscal year-end 2018 revenues and number of employees), Towers Watson recommended that we focus on the 25th percentile information within this data set.

[4]

The primary sources of data were the Willis Towers Watson CDB Executive Energy Services and General Industry Compensation Databases that provide market compensation data on over 1,000 U.S. organizations, as well as other published survey sources including the Mercer Executive Compensation Survey Report.

Willis Towers completed the 2019 Compensation Analysis in July 2019, and provided a comprehensive report outlining the findings of the Analysis and associated recommendations to the Committee for review and consideration.

The 2019 Compensation Analysis allowed the Committee to gain a greater understanding of current compensation in the context of market practices, establish a benchmark upon which to base its compensation decisions for the 2020 and 2021 compensation years, and accurately assess the competitiveness of each executive officer’s, including the CEO’s and CFO’s, overall compensation and alignment with the Committee’s Compensation Philosophy. It is anticipated that the Committee will use the 2019 Compensation Analysis as a baseline study, with periodic updates as needed, until the next comprehensive analysis is prepared, which will likely occur in 2024.

Salary Administration

Our Salary Administration Policy has three objectives:

◾	to provide a compensation program equal to or better than the median of compensation programs provided by geographically comparable businesses;

◾	to manage base salaries in a manner that recognizes and appropriately rewards performance within prescribed budgetary limits; and

◾	to provide base salary opportunities that are competitive with external pay practices for substantially comparable work.

The Salary Administration Policy includes three important components:

Job Description
Every employee of the Company has a job description that represents his or her position within the Company. All job descriptions are written using a requisite format describing the position purpose, principal accountabilities, competencies, challenges, decision-making authority, qualifications, and scope and quantitative dimensions.

Job Evaluation
We use a variety of published salary sources and survey data to assist in the review and evaluation of non-executive, non-union job descriptions in order to confirm reasonable and appropriate base compensation for each position. See also the section entitled
Compensation - Base Salary below. This practice provides for internal equity between comparable positions as well as external comparability with other companies. The end result of the job evaluation process is that each job is assigned a pay grade that translates into a salary range. Executive level positions (including the Named Executive
Officers) are reviewed and evaluated independently by Willis Towers.

Market Analysis & Salary Range

We participate in numerous salary market studies to ensure that the competitiveness of base salaries is maintained. We adjust the salary ranges each year based upon the results of these surveys to ensure that we maintain our salary ranges at the median market level. Historically, the salary ranges are adjusted by approximately 2% annually based on market survey data. The midpoint of the base salary range is set at the median level of the broad-based published compensation survey group when compared to similar positions at comparable companies. The minimum in the salary range is determined by multiplying the midpoint by 80%, and the maximum is determined by multiplying the midpoint by 120%. In general, the salary range minimum is commonly the lowest amount we will pay a new employee in the job, with the aim of employees reaching the midpoint of the range within five years. The midpoint is where we strive to pay fully trained, fully competent employees. The midpoint to maximum range is where high-performing employees and long-term employees tend to be paid. Exceptions are occasionally made based on experience, skills, education, and other factors.

Base Salary

We set base salary ranges for every job grade and position based upon salary survey data provided by Willis Towers and in accordance with the Salary Administration Policy described above. In relation to each Named Executive Officer, base salary is set within the salary range based upon individual experience, skills, and education, as well as performance relative to individual annual goals. This process is used for both executive and non-executive positions.

Incentive Compensation – Cash Incentive

We set annual target cash incentive awards equal to the median of the broad-based published compensation survey group for the executive officers’ target cash incentive awards at other comparable companies based on data provided by Willis Towers. The Committee also used information from the proxy statements of our peer group, at the 25th percentile target, as a secondary source to set the CEO’s and CFO’s annual target cash incentive award. We have developed a “balanced score card” approach to setting goals for the annual incentive awards, which includes certain goals from the Strategic Plan that represent success in financial results, electric reliability, gas safety, customer service and distribution cost per customer. The Compensation Committee approves the quantitative goals, also referred to as performance metrics, for these awards annually. See the section entitled Compensation - Compensation Discussion and Analysis— Elements of Compensation for a discussion of the balanced score card.

Incentive Compensation – Equity Compensation

We grant shares of restricted stock to executive participants in the Stock Plan annually. The size of the annual restricted stock award is based upon our achievement of the key performance metrics, which are selected from the Strategic Plan and approved by the Compensation Committee. Each participant’s target award is based on market data for the median of the broad-based published compensation survey group size grant at peer group and other comparable companies, as calculated using data provided by Willis Towers. The Compensation Committee also uses information from the proxy statements of our peer group, at the 25th percentile target, as a secondary source to set the CEO’s and CFO’s target restricted stock award.

The shares of restricted stock vest over a period of four years, and all Named Executive Officers are required to hold all forms of equity, vested or unvested, received as compensation until retirement or other separation from Unitil. The Board, in its sole discretion, may approve a waiver to this policy as circumstances may warrant. However, to date, no such waiver has been requested or granted.

Performance-Related Incentive Compensation
In addition to individual performance, Unitil’s performance is a critical component in the determination of how each individual executive is paid relative to the market median of the broad-based published compensation survey group, as described above. For 2021, compensation directly related to our performance, or “at risk” compensation, for each Named Executive Officer, is shown in the table to the right. Mr. Brock was not included in this calculation due to his retirement on July 1, 2021. See also the section entitled Compensation – Compensation of Named Executive Officers– Proportional Compensation for additional information on performance-related compensation.	Named Executive Officer	2021 At Risk* Compensation
	Mr. Meissner Mr. Hevert Mr. Black Mr. Eisfeller Mr. Leblanc Mr. Brock	63.9% 48.0% 40.0% 42.0% 42.7% 34.8%
*At risk compensation is defined as incentive compensation as a percentage of salary plus incentive compensation as reported in columns C, E and G in the Summary Compensation Table.

CEO Pay Ratio

Summary

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer. Our principal executive officer is Mr. Meissner (the “CEO”).

We believe the compensation program and salary administration policy should be consistent and internally equitable to motivate all employees to perform in ways that enhance shareholder value. We also believe that our compensation philosophy and processes yield an equitable result for all employees, which is reflected in the resulting ratio.

Methodology

To reasonably identify the median employee, we prepared a list of all active employees (excluding the CEO) as of December 31, 2021. The list included part-time employees. As of December 31, 2021, we employed 508 people of which 341 were non-union employees and 167 were union employees covered by a collective bargaining agreement.

Next, we extracted the taxable wages number reported in Box 1 of the 2021 Form W-2 from our payroll records for each employee, excluding the CEO. We did not annualize wages and salaries for those employees who were not employed for the full year of 2021. The median employee was then identified based on taxable wages as reported on Form W-2. Once identified, we calculated the median employee’s total annual compensation in the same manner as “Total Compensation” shown for the CEO in the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

Results

The table below shows the information used for the calculation of the ratio of the estimated annual total compensation of the median employee identified using the methodology described above to the annual total compensation of Mr. Meissner as calculated for the Summary Compensation Table.

2021 PAY RATIO TABLE
	Year	Salary ($)	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value (3)	All Other Compensation (4)	Total

Thomas P. Meissner, Jr.	2021	$620,398	$629,760	$466,162	$566,750	$143,680	$2,426,750
Median Employee	2021	$87,379	—	$5,254	—	$11,239	$103,872

Ratio of Median Employee’s to Mr. Meissner’s Annual Total Compensation							1:23

NOTES:

(1)

The value shown represents the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the award of restricted stock granted under the Stock Plan on January 25, 2022, for results attained for 2021 performance. The grant date fair value is based on the closing price of Unitil common stock of $45.47 on January 25, 2022. See also the Summary Compensation Table in the section entitled Compensation of Named Executive Officers.

(2)

The values shown include cash incentive awarded on January 25, 2022, for 2021 Management Incentive Plan results. See also the Summary Compensation Table in the section entitled Compensation - Compensation of Named Executive Officers.

(3)

The value shown for Mr. Meissner includes the change Pension value and the change in the SERP value. See also the Summary Compensation Table in the section entitled Compensation - Compensation of Named Executive Officers.

(4)

The value shown for Mr. Meissner for the year 2021 includes an annual vehicle allowance, the Company’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2021 on the shares of restricted stock awarded in 2021, and the tax adjustment on the shares of restricted stock that vested for tax purposes in 2021 in accordance with the provisions of the Stock Plan. The value shown for the median employee includes the Company’s contribution to a 401(k) account, as well as the medical insurance opt out payment. See also the Summary Compensation Table in the section entitled Compensation - Compensation of Named Executive Officers.

Shareholder Advisory Vote on Executive Compensation

As required by the Dodd-Frank Act, we must provide the opportunity for shareholders to vote, on an advisory basis, on the compensation of executives (commonly known as a “say-on-pay” proposal). We present the say-on-pay proposal to our shareholders annually. Our shareholders will next be asked to vote on the desired frequency of the advisory say-on-pay proposal at the 2023 annual meeting, as required.

2021 Voting Result

At the 2021 annual meeting of shareholders, we presented the required non-binding advisory say-on-pay vote on the compensation of our Named Executive Officers as Proposal 3. As we reported in the Form 8-K, filed with the SEC on May 4, 2021, 94.2% of shareholders approved by advisory vote the compensation of our Named Executive Officers. The Compensation Committee continues to believe the significant compensation and governance-related policy changes initiated following the 2018 Annual Meeting are reflected in the consistently superior say-on-pay advisory vote results in 2019, 2020, and 2021.

Compensation-Related Policies

◾   No excise tax gross up provision in any Change of   Control Agreements

◾   No excise tax gross up provisions in Mr. Meissner’s   Employment Agreement

◾   Executive Compensation Recovery Policy

◾   Executive Stock Ownership Policy

◾   Stock Retention Policy for Directors and Executives

◾   Anti-Hedging and/or Pledging of Company Stock Policy

Compensation Committee Commitment

The Compensation Committee remains committed to meeting the objective that our compensation policies and practices are contemporary, transparent, meet shareholder expectations, and in line with corporate governance best practices. Details on all compensation and governance-related policies are outlined in the section of this proxy statement entitled Corporate Governance.

Our 2022 say-on-pay proposal is included in this proxy statement as Proposal 3: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers.

ELEMENTS OF COMPENSATION

Base Salary

Every employee is paid a base salary. The purpose of base salary is to reward employees for the expertise and value they bring to their jobs. Base salary is determined according to our salary policy, which assigns each position a grade and a corresponding salary range. We set salary ranges for every position based upon comparative salary data provided by Willis Towers. The midpoint of the salary range is set at the median level of the broad-based published compensation survey group when compared to similar positions at comparable companies. The minimum parameter in the salary range is determined by multiplying the midpoint by 80%, and the maximum parameter is determined by multiplying the midpoint by 120%. The salary range is then used to manage each employee’s salary, which is based on merit, within the range. For each employee (including Named Executive Officers), base salary is set within the salary range based upon individual performance relative to individual annual goals. The elements of individual performance differ depending on the individual position, but generally include: quality of work; successful completion of established goals; ability to initiate creative solutions; adaptability to change; and impact on our overall performance. The salaries of all employees (including the Named Executive Officers) are reviewed annually, as well as at the time of a promotion or change in responsibilities.

Each position (including all executive officer positions) has a job description that outlines the accountabilities and competencies required. Merit increases are considered at the end of the year based on the evaluation of each person’s performance as related to each accountability listed in the individual job description, as well as the achievement of individual goals established at the beginning of the year. Merit increases are generally effective as of January 1 of each year. Merit increases also are one of the methods used to reach one of our competitive compensation guiding principles, which is to ensure that employees are paid at or near the market

Named Executive Officer	Cumulative 2021 Base Salary Increase
Mr. Meissner	3.79%
Mr. Hevert	134.55%*
Mr. Black	2.99%
Mr. Eisfeller	10.86%
Mr. Leblanc	6.02%
Mr. Brock	-47.89%**

*Mr. Hevert began his employment with us on July 23, 2020; the increase reflects partial salary paid in 2020.

**Mr. Brock retired on July 1, 2021; base salary reflects prorated total based on six months of employment.

median of the broad-based published compensation survey group. Merit increases may also be adjusted by the Compensation Committee to reflect the market value of a job when compared to similar positions at other companies within our peer group, as recommended by Willis Towers.

The process followed to determine base salary increases for the Named Executive Officers begins with an annual summary and evaluation of Unitil’s overall performance provided to the Board by the CEO, which generally occurs in mid-January. The Compensation Committee and the Executive Committee meet jointly in executive session to discuss the evaluation of our overall performance, as well as to discuss the CEO’s performance in relation to our performance for the year, taking into account both the quantitative and qualitative aspects of the performance of both the CEO and our Company as a whole. The Compensation Committee uses the feedback gained in the joint meeting along with the market competitive salary information previously described to determine an appropriate base salary increase for the CEO based on both merit and market conditions. The CEO provides a recommendation to the Compensation Committee for base salary increases for the other Named Executive Officers. The Compensation Committee then reviews and recommends the base salaries of all of the Named Executive Officers to the full Board for discussion and approval. The Committee’s recommendations are based on the performance evaluations and market information for each of the Named Executive Officers. For 2021, each Named Executive Officer received the base salary increase percentage set forth opposite his or her name in the table above. Mr. Brock’s negative 2021 salary increase reflects only his salary for the period of employment prior to retirement, which was January 1 – June 30, 2021.

Incentive Compensation

Management Incentive Plan

The Unitil Corporation Management Incentive Plan (the “Management Incentive Plan”) provides annual cash incentive payments based upon the attainment of specified goals selected from the Strategic Plan. The Compensation Committee selects participants in the plan and establishes their individual target awards. All executives (including the Named Executive Officers) are participants in the Management Incentive Plan. The purpose of the Management Incentive Plan, which is consistent with our principal compensation objective, is to provide executives with significant incentives related to performance, thereby providing motivation to maximize efforts on behalf of all of our stakeholders. The

Management Incentive Plan is further intended to provide executives with competitive target levels of total compensation when considered with base salaries.

For the annual incentive awards, annual quantitative performance goals are established by the Compensation Committee. These goals, which relate to key performance metrics selected from the Strategic Plan, are the same for all

	Named Executive Officer	Target Award (% of Base Salary)
	Mr. Meissner	65%
	Mr. Hevert	45%
	Mr. Black	35%
	Mr. Eisfeller	35%
	Mr. Leblanc	35%
	Mr. Brock	45%

employees (including executive officers) to ensure that employees are focused on common bottom-line business, customer service, and operational results. These goals are discussed below in the subsection entitled Incentive Compensation Performance Metrics and Goals. Under the Management Incentive Plan, executive officers receive a cash award if the quantitative goals that are set by the Committee are met. Each executive officer’s Management Incentive Plan target award is established as a percentage of base salary based on the market median of the broad-based published compensation survey group for his or her position when compared to other comparable companies, calculated using data provided by Willis Towers. The Committee also used information from the proxy statements of our peer group, at the 25th percentile target, as a secondary source to set the CEO’s and CFO’s Management Incentive Plan target award. The table above shows the Management Incentive Plan target awards for 2021 as a percentage of base salary for the Named Executive Officers.

Actual awards may be less than or greater than the target awards depending upon actual results achieved. In addition, the Committee has the authority to increase or decrease the annual incentive award under our incentive plans, including the Management Incentive Plan, and restricted stock awards under the Stock

Plan. The Committee also has the authority to decide to pay no award when one would otherwise be paid. The Committee has in the past exercised its discretion to both increase and decrease award payments when such calculation did not properly balance the interests of employees and shareholders, but did not exercise its discretion in connection with the awards for 2021 results.

Second Amended and Restated 2003 Stock Plan

Stock Plan Objectives

◾  Optimize profitability and growth through   incentives that link the personal interests of   participants to those of shareholders through   the ownership of Unitil common stock

◾  Provide participants with an incentive for   excellence in individual performance

◾  Promote teamwork among participants

◾  Encourage stock ownership in the Company   for all employee participants in the Stock   Plan

The Unitil Corporation Second Amended and Restated 2003 Stock Plan (as amended, the “Stock Plan”) was initially approved by shareholders at the 2003 annual meeting of shareholders, amended and restated on March 24, 2011, and again amended and restated, effective April 19, 2012. Participation in the Stock Plan is currently limited to Directors, executive officers and other employees and consultants selected by the Compensation Committee. Restricted Stock and Restricted Stock Units (“RSUs”) may be issued to participants in the Stock Plan. The objectives of the Stock Plan are directly tied to the principal compensation objective.

The Committee feels that equity-based compensation ensures that executive officers have a continuing stake in our long-term success. Executive officers are subject to both stringent stock ownership requirements as well as a retention requirement which stipulates that all forms of equity received as compensation from Unitil be held until retirement or other separation from the Company. The Committee believes that the retention requirement provides an additional element of incentive to increase shareholder
	Named Executive Officer	Stock Plan 2021 Target Award Value
	Mr. Meissner Mr. Hevert Mr. Black Mr. Eisfeller Mr. Leblanc Mr. Brock	$660,494 $151,167 $84,222 $84,222 $84,222 $0

value over the long term. The details of the stock ownership and retention requirements are discussed in greater detail below.

Generally, in late January or early February of each year, the Committee approves annual awards of restricted stock to current executive officers and employee participants in the Stock Plan based upon the attainment of a set of specified goals as discussed above. As with the annual cash incentive awards, target awards are established for each participant that generally vary based upon the job grade level of each participant’s position in accordance with survey data provided by Willis Towers. Each executive officer’s target restricted stock award is set by the Committee based upon recommendations from Willis Towers, with the goal of granting a target award with a value equal to the market median of the broad-based published compensation survey group at the time of grant, which translates to the Stock Plan target award value being set as the job grade salary range midpoint.

Awards of restricted stock generally vest fully over a period of four years at a rate of 25% each year subject to continued employment with us. Participants holding restricted stock have the same rights as all shareholders, including the right to vote the restricted stock and to collect any cash dividends paid on the restricted stock prior to vesting. The Committee also used information from the proxy statements of our peer group, at the 25th percentile target, as a secondary source to set the CEO’s and CFO’s target award. The values of the target restricted stock awards based on 2021 performance are shown in the table above. Mr. Brock retired from the Company on July 1, 2021, and therefore was not eligible to receive an award of restricted stock for 2021 performance.

The value of each possible award extends from a minimum threshold of 50% of the target restricted stock award amount to a maximum of 150% of the target award amount. This award is then reduced for anticipated income taxes and Medicare taxes, with Stock Plan participants receiving the shares net of such taxes, subject to the vesting schedule. As the shares vest, they become taxable income to the participant, and the taxes, previously accounted for, are credited back to participants. This procedure reduces both the dilutive effect of the Stock Plan by granting fewer shares than would otherwise be granted, and the volatility of the Company’s stock in the market by eliminating stock sales that would otherwise be completed to pay personal income taxes. The net restricted stock award provides a market competitive award while minimizing both dilution and volatility.

Stock Ownership and Holding Requirement for Executive Officers

The Board believes that executive officers of the Company should own a significant number of shares of our common stock to properly align their interests with those of our shareholders. All Named Executive Officers are required to	Chairman, CEO and President Chief Financial Officer All Other Named Executive Officers	4X 3X 2X

own shares of Unitil common stock in the equivalent value of a multiple of base salary. All shares of Unitil common stock that are owned directly or beneficially, shares of restricted stock that are awarded, whether vested or unvested, as well any shares of stock held in the Unitil Stock Fund of the Tax Deferred Savings and Investment Plan will be counted towards the required total. Any newly appointed Named Executive Officer will have four years from the date of appointment to obtain the required shares of stock. The required equivalent value for all Named Executive Officers is recalculated annually on January 1. As of the date of this proxy statement, all Named Executive Officers have met the ownership requirement, with the exception of Mr. Hevert, who began his employment with us on July 23, 2020. Mr. Hevert will have until July 2024 to meet the share ownership requirement.

All Named Executive Officers are also required to hold all forms of equity received as compensation until retirement or other separation from the Company. The Board, in its sole discretion, may approve a waiver to this policy as circumstances may warrant. To date, no such waivers have been proposed or approved. Additional information concerning the share ownership of Named Executive Officers can be found in the section of this proxy statement entitled Share Ownership - Beneficial Ownership.

Incentive Compensation Performance Metrics and Goals

We have two compensation plans in which the Named Executive Officers participate where performance metrics and goals are integrally and directly linked to the compensation awarded—the Management Incentive Plan and the Stock Plan. The performance metrics and goals are also directly linked to the Strategic Plan.

Selecting the Performance Metrics and Setting the Goals

Performance metrics and goals are recommended by management annually as part of the strategic planning process. In the Strategic Plan, performance metrics and goals are aligned with the strategies defined for the coming year. The Strategic Plan includes suggested targets for each performance metric, which is reviewed and approved by the Board each year. The Compensation Committee then selects the key performance metrics to be applied to the Management Incentive Plan and the Stock Plan.

When selecting the key performance metrics, the Committee considers a number of factors, including the appropriate mix of financial, operations, and customer-centric metrics, as well as the obligation to meet the various state public utility regulatory requirements to include a certain percentage of operations and customer-focused metrics. The Committee also reviews prior years’ goals and results to ensure stretch goals are set, and may also consider recommendations from Willis Towers when selecting the optimal combination for the coming year. The Committee believes that a prudently set and balanced mix of key performance metrics provides the opportunity, and the incentive, for all employees to contribute to our measurements of success.

The table below shows the performance metrics selected and goals set by the Committee for the 2021 annual incentive awards under our incentive plans, including the Management Incentive Plan and the Stock Plan, as well as the performance results calculated for 2021.

2021 PERFORMANCE METRICS, GOALS AND RESULTS

Metric: 2021	Award Category & Goals	Result	Target Weight	Factor	Weighted Performance Factor

Earnings Per Share	Threshold: $2.21 Target: $2.33 Maximum: $2.45	$2.35 [above target, below maximum]	40%	1.08	43%

Gas Safety	Threshold: 84% Target: 86% Maximum: 88%	88.2% [maximum]	10%	1.50	15%

Electric Reliability	Threshold: 158 minutes Target: 122 minutes Maximum: 85 minutes	105.76 minutes [above target, below maximum]	10%	1.22	12%

Customer Satisfaction	Threshold: 82% Target: 87% Maximum: 92%	92% [maximum]	10%	1.50	15%

Cost Per Customer	Electric Threshold: $339 Target: $326 Maximum: $314	$319.93 [above target, below maximum]	15%	1.26	19%

	Gas Threshold: $459 Target: $437 Maximum: $415	$445.46 [above threshold, below target]	15%	0.81	12%

TOTAL			100%		116%

The Weighted Performance Factor of 116% for 2021 indicates the payout percentage relative to Target used to calculate the actual awards for Management Incentive Plan and Stock Plan participants using the applicable formulas described in the section entitled Incentive Compensation Formulas.

2021 Key Performance Metrics and Goals: Defined

Earnings Per Share (“EPS”)

The goals for the EPS metric are set as a target based on the approved current year EPS budget with a plus/minus 5% range to maximum and threshold, respectively, from the target value. The Compensation Committee set the 2021 EPS target equivalent to our budgeted 2021 EPS of $2.33, and agreed that a 5% range from the approved budget to the threshold and a 5% range from the approved budget to the maximum are reasonable stretch goals considering, among other things, the ongoing COVID-19 pandemic. The Committee also agreed that the plus/minus 5% range provided good symmetry in the goals for this metric.

Gas Safety

Gas safety is measured as the percentage of the response time to natural gas odor calls answered within a pre-set response time window. In 2021, the response time target is based on a best in class 30-minute response standard. Similar to electric reliability, described below, the shorter the response time standard, the more rigorous the target. In defining the threshold, the Committee considered the minimum acceptable percentage to be not less than 84% and the maximum percentage to be at least 88% of the natural gas odor calls responded to in person be within 30 minutes. For 2021, we responded to 88.2% of our natural gas odor calls within the 30-minute pre-set response time window, which, to-date, is our best emergency response time ever.

Electric Reliability

Electric reliability is benchmarked using an industry standard index, SAIDI (System Average Interruption Duration Index). SAIDI represents the total length of time the average customer is without electric service during the year, measured in minutes. For added perspective on this metric, a lower number of minutes (without electric service) equates to a more stringent target. The target for reliability performance is set using the rolling five-year average of the median of peer group reliability based on the national Institute of Electrical and Electronics Engineers (“IEEE”) benchmarking survey.5 For 2021, our SAIDI was calculated as 105.76 minutes.

Customer Satisfaction

Customer satisfaction is measured using direct customer survey feedback to the question “How satisfied are you with the service, excluding price, you are receiving from Unitil?” as compared to the current national benchmark for residential customer satisfaction as compiled by Escalent, an independent human behavior and analytics firm. Escalent administers the survey twice each year from a system-generated random selection of customers from our database. The national benchmark in 2021 is 87%, which was set as the target, with maximum and threshold at plus or minus 5%, respectively. In 2021, we once again achieved the maximum goal with 92% in overall customer satisfaction. From a benchmarking perspective, we ranked in the first quartile both nationally and in all regions.

[5]	The national IEEE benchmarking survey collects information from participants anonymously, therefore specific peer company information is not available.

Compared to our defined utility peer groups (Eastern U.S. and Northeast U.S. regions), we ranked second among 23 eastern U.S. utilities, and first among eight northeast U.S. utilities.

Cost Per Customer

Distribution cost per customer is measured against our same-year approved operations and maintenance (“O&M”) cost per customer budget. Results are weighted 50% electric and 50% gas. The minimum and maximum range stretch factors are determined from the previous 10 years’ O&M budget variance standard deviation. Target is determined using a stretch factor of zero. For added perspective on this metric, a lower cost per customer equates to a more stringent target. For 2021, our O&M cost per customer for electric division customers was $319.93, and for gas division customers was $445.46.

The Role of the Compensation Committee

The Compensation Committee Charter provides the Committee with the authority to approve annual incentive and long-term compensation plan awards in light of the established corporate goals and strategic objectives, to determine whether annual or long-term incentive compensation plan awards have been earned, and to apply a qualitative adjustment to increase or decrease the annual incentive award under our incentive plans, including the Management Incentive Plan, and restricted stock awards under the Stock Plan. The Committee has in the past exercised its discretion to both increase and decrease award payments when such calculation did not properly balance the interests of employees and shareholders, but did not exercise its discretion in connection with the awards for 2021 results.

The Committee meets annually in the first fiscal quarter to review the performance metrics and results for the previous year, and to approve the annual cash incentive awards and the annual grant of restricted stock awards under the Stock Plan. The Committee approved the annual cash incentive awards and the annual grant of restricted stock awards under the Stock Plan for 2021 performance on January 25, 2022.

Incentive Compensation Formulas

Performance Factor

For purposes of the restricted stock awards under the Stock Plan, the Performance Factor was determined based upon the Weighted Performance Factor as illustrated into the table to the right.

Weighted Performance Factor 50% to 69% 70% to 89% 90% to 109% 110% to 129% 130% to 150%	Performance Factor 50% 75% 100% 125% 150%

The Weighted Performance Factor, as shown in the formulas below, is the total actual quantitative performance calculation derived by multiplying each “weight” by the corresponding “factor” and adding the results. The “factor” is based upon where the actual performance results fall on the continuum of threshold—target—maximum, with “target” assigned a “factor” of 100%, “threshold” assigned a “factor” of 50%, and “maximum” assigned a “factor” of 150%. Additional credit, or “weight,” is not provided for performance that achieves values greater than the maximum determined by the Committee, and no credit is given for performance that fails to achieve the threshold determined by the Committee.

Other Benefits

Unitil Corporation Retirement Plan (the “Retirement Plan”)

The Retirement Plan is a traditional Defined Benefit Pension Plan covering certain employees of Unitil and our subsidiary companies that provides retirement income benefits based upon years of service, age at retirement and final five-year average salary. The Retirement Plan is closed to new participants, effective January 1, 2010. Employees hired after January 1, 2010 participate in an enhanced 401(k) plan instead of the Retirement Plan. In addition, at the time of closure of the Retirement Plan, existing employee participants were offered a one-time opportunity to elect to remain an active participant in the Retirement Plan, or to accept a frozen Retirement Plan benefit and move to the enhanced 401(k) Plan.

Supplemental Executive Retirement Plan (“SERP”)

The purpose of the SERP is to provide enhanced retirement benefits to certain key executives selected by the Board in order to encourage continued service by these executives until retirement. Currently, only Mr. Meissner and Mr. Black have been named by the Board to participate in the SERP. The SERP was closed to any new entrants in 2018.

SERP Enhancement of Retirement Plan Benefits

◾   all cash compensation towards the benefits formula is counted which   provides a bypass to the compensation limits imposed by the Internal   Revenue Service (the “IRS”)

◾   compensation received from the annual cash incentive awards in the   benefits calculation is included

◾   a final three-year average of salary and annual cash incentive   compensation is used to determine the benefits from the SERP

See also the Pension Benefits Table in the section entitled Compensation - Compensation of Named Executive Officers for the present value of the accumulated benefit for each Named Executive Officer.

Deferred Compensation Plan

The Unitil Corporation Deferred Compensation Plan (the “DC Plan”) is a non-qualified deferred compensation plan that provides a vehicle for participants to accumulate tax-deferred savings to supplement retirement income. The DC Plan is open to senior management or other highly compensated employees with a salary grade of 23 or higher and who do not participate in the SERP. The DC Plan may also be used as a tool for recruitment and retention purposes for newly hired senior executives. The DC Plan design mirrors our Tax Deferred Savings and Investment Plan formula, but provides for contributions on compensation above the IRS limit, which will allow participants to defer up to 85% of base salary, and up to 85% of any cash incentive for retirement. We may also elect to make discretionary contributions on behalf of any participant in an amount determined by the Board. Mr. Eisfeller, Mr. Leblanc and Mr. Brock currently participate in the DC Plan.

Change of Control Agreements

We provide certain executives with protection from job loss due to a change of control in the Company in the form of Change of Control Agreements (“COC Agreements”). This protection is primarily provided so that the executives will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss. We maintain both two-year (originally executed in 2001 and later) and three-year (originally executed before 2001) COC Agreements. Mr. Black has a three-year COC Agreement, and Mr. Meissner, Mr. Hevert, Mr. Eisfeller and Mr. Leblanc each have a two-year COC Agreement. Prior to Mr. Brock’s retirement on July 1, 2021, he also had a three-year COC Agreement.

All existing COC Agreements are “double trigger” agreements, meaning that two events must occur in order for payments to be made: (i) a change of control must occur; and (ii) an adverse employment action must occur, meaning that we must terminate the executive’s employment other than for cause or disability or the executive must terminate his or her employment for good reason. Double trigger agreements were chosen to protect the shareholders from executives choosing to leave Unitil as result of a change of control where there is no adverse employment action. No existing COC Agreements contain any excise tax or other gross up provision of any kind. We believe that all COC Agreements comply with the provisions of IRS Code Section 409A. See also the section entitled Compensation - Compensation of Named Executive Officers –Potential Payments Upon Termination or Change of Control for a full description of “change of control” as defined in the COC Agreements.

Employment Agreement – Thomas P. Meissner, Jr.

We entered into an employment agreement (the “Employment Agreement”) with Mr. Meissner on April 25, 2021, for a term of three years, which is a renewal of his original employment agreement that expired on April 24, 2021. For a detailed description of the Employment Agreement, see the sections entitled Compensation - Compensation of Named Executive Officers – Employment Agreement of the Chief Executive Officer and Compensation - Compensation of Named Executive Officers – Potential Payments Upon Termination or Change of Control.

Executive Perquisites

We limit the use of perquisites as a method of compensation. In 2021, Mr. Meissner received a monthly automobile allowance, and Mr. Leblanc was provided with a Company-owned automobile for business and personal use. Additionally, Mr. Hevert received a relocation expense reimbursement of $19,683, which was included in the offer of employment presented to him for the position of Senior Vice President, Chief Financial Officer and Treasurer on July 28, 2020. Please see the All Other Compensation column of the Summary Compensation Table in the section entitled Compensation—Compensation of Named Executive Officers. The perquisite provided to Mr. Meissner is pursuant to his employment agreement, and with the exception of Mr. Leblanc and Mr. Hevert as described above, no perquisites are provided to any other Named Executive Officer.

INTERNAL REVENUE CODE SECTION 162(M)

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to the CEO, CFO and certain executive officers. However, for prior to the 2018 tax year, this deduction limitation did not apply to compensation that constituted “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and applicable regulations, as then in effect. In 2018, the “qualified performance-based compensation” exception under Section 162(m) of the Code was eliminated, other than with respect to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. For the 2021 tax year, the deduction limitation applied to all Named Executive Officers. The Committee reserves its right to authorize executive compensation that may or may not be subject to the deduction limitations of Section 162(m) of the Code when it believes that such compensation is appropriate and in the best interests of Unitil and our shareholders.

OTHER EMPLOYEE BENEFITS

Active Employee Benefits

Our employees are the backbone of our Company, and finding and retaining quality, highly motivated employees is critical to sustaining our exceptional culture as well as to our overall success. Our employees reflect a long-standing dedication to inspired teamwork, constant collaboration, and the insistence on the highest possible standards for ethical business practices. To continue to attract and retain the best people, we provide a comprehensive package of employee benefits to substantially all active employees.

Retired Employee Benefits

We provide company-paid life insurance, as well as company-subsidized medical insurance, to qualifying retirees. For non-union employees hired before December 31, 2009 and retiring on or after January 1, 2010, we subsidize post-retirement

Active Employee Benefits

◾  Healthcare Insurance Plans

◾  Dental Insurance Plan

◾  Vision Insurance Plan

◾  Group Life and Supplemental Life, and   Accident and Supplemental Accident   Insurance Plans

◾  Sick Pay and Short Term Disability Pay

◾  Long Term Disability Insurance

◾  Defined Benefit Pension Plan

◾  401(k) Retirement Savings Plan

◾  Flexible Spending Accounts: Flexible   Spending Account and Healthcare   Savings Account

◾  Retirement Planning Services

◾  Wellness Program

◾  Payroll Deduction Stock Purchase Plan

◾  Education Assistance

◾  Employee Assistance Counseling   Program

◾  Annual Flu Shots

◾  Paid Time Community Service Benefit

medical premiums at the same percentage as active employees. For employees hired after December 31, 2009, this subsidy ends when the retiree attains age 65. Post-retirement benefits for employees represented by unions are administered in accordance with the applicable collective bargaining agreement.

COMPENSATION COMMITTEE REPORT

This report is submitted by the Compensation Committee of Unitil with respect to the review and approval of the Compensation Discussion and Analysis, which appears above.

In discharging its oversight responsibility, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting.

Compensation Committee Members

Winfield S. Brown, Lisa Crutchfield (chair), Suzanne Foster and Eben S. Moulton

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The table below shows the information specified in paragraph (c)(2) of Item 402 of Regulation S-K concerning the compensation of the CEO, the CFO, and our three other most highly compensated officers for each of fiscal years 2019, 2020 and 2021. Compensation for Mr. Brock, who retired as Senior Vice President on July 1, 2021, is also included, as required.

SUMMARY COMPENSATION TABLE
Name and Principal Position (1)	Year	Salary	Bonus	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Comp (3)	Change in Pension Value & Non-Qualified Deferred Comp Earnings (4)	All Other Comp		Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Thomas P. Meissner, Jr.	2021	$620,398	—	$629,760	—	$466,162	$ 566,750	$143,680	(5)	$2,426,750
Chairman of the Board, Chief	2020	$597,740	—	$338,210	—	$314,710	$2,445,349	$281,621		$3,977,630
Executive Officer & President	2019	$572,000	—	$755,416	—	$527,956	$1,465,308	$271,428		$3,592,108
Robert B. Hevert (6)	2021	$361,000	—	$144,140	—	$188,442	—	$ 52,947	(7)	$ 746,529
Senior Vice President, Chief	2020	$153,910	—	$ 77,204	—	$ 56,100	—	$ 15,484		$ 302,698
Financial Officer & Treasurer	2019	—	—	—	—	—	—	—		—
Todd R. Black	2021	$310,378	—	$ 80,482	—	$126,014	—	$ 25,248	(8)	$ 542,122
Senior Vice President, External	2020	$301,378	—	$ 43,109	—	$ 85,411	$ 546,779	$ 42,657		$1,019,364
Affairs & Customer Relations	2019	$292,600	—	$ 95,865	—	$145,422	$ 578,881	$120,303		$1,233,071
Justin Eisfeller (9)	2021	$248,450	—	$ 80,482	—	$ 99,270	$ 65,720	$ 56,066	(10)	$ 549,988
Vice President & Chief	2020	—	—	—	—	—	—	—		—
Technology Officer	2019	—	—	—	—	—	—	—		—
Christopher J. Leblanc	2021	$237,625	—	$ 80,482	—	$ 96,476	$ 50,048	$118,117	(11)	$ 582,748
Vice President, Gas Operations	2020	$224,125	—	$ 43,109	—	$ 63,539	$ 229,443	$ 42,319		$ 602,535
	2019	$211,550	—	$ 95,865	—	$ 90,120	$ 229,825	$ 35,519		$ 662,879
Laurence M. Brock (12)	2021	$149,047	—	—	—	$ 79,397	$ 137,352	$105,691	(13)	$ 471,487
Senior Vice President	2020	$286,000	—	$ 77,204	—	$104,247	$ 170,958	$134,405		$ 772,814
	2019	$264,546	—	$ 95,865	—	$131,479	$ 194,010	$115,108		$ 801,008

NOTES:

(1)	Officers also hold various positions with subsidiary companies. Compensation for those positions is included in the above table.

(2)

Values shown in column (e) represent the grant date fair value, calculated in accordance with FASB ASC Topic 718 and based on the closing price of Unitil common stock on the date of grant, of awards of restricted stock granted under the Stock Plan for results attained during the years 2019 – 2021. Stock Plan grants were January 28, 2020, for 2019 results at a price of $63.91, January 26, 2021, for 2020 results at a price of $39.19, and January 25, 2022, for 2021 results at a price of $45.47. See also the Grants of Plan-Based Awards Table in the section entitled Compensation - Compensation of Named Executive Officers.

(3)

The terms of the Management Incentive Plan provide a cash incentive opportunity if we meet certain pre-established performance targets (see the section entitled Compensation- Compensation Discussion and Analysis). The amounts shown for each Named Executive Officer reflect the cash incentive awarded on January 28, 2020, for 2019 results, January 26, 2021, for 2020 results, and January 25, 2022 for 2021 results. See also the Grants of Plan-Based Awards Table in the section entitled Compensation – Compensation of Named Executive Officers.

(4)

The amounts shown reflect the change in pension value (for Mr. Meissner, Mr. Black, Mr. Eisfeller, Mr. Leblanc, and Mr. Brock) plus the change in the SERP value (for Mr. Meissner and Mr. Black) plus earnings under the Deferred Compensation Plan in 2021 (for Mr. Eisfeller, Mr. Leblanc, and Mr. Brock). Mr. Hevert does not participate in the Retirement Plan, the SERP, or the Deferred Compensation Plan.

(5)

All Other Compensation for Mr. Meissner for the year 2021 includes an annual vehicle allowance, Unitil’s contributions to 401(k) and HSA accounts, non-preferential dividends earned in 2021 on the 8,630 shares of restricted stock awarded in 2021, which is valued at $13,118, and the tax adjustment on the 8,630 shares of restricted stock that vested for tax purposes in 2021 in accordance with the provisions of the Stock Plan, which is valued at $108,852. Under the terms of the Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Meissner reached retirement eligibility age in 2017, and under the provisions of the Unitil Corporation Retirement Plan his restricted stock would vest if he elected retirement. The IRS therefore requires us to treat all of Mr. Meissner’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the tax adjustment provision of the Stock Plan. This tax adjustment is further described in the section entitled Compensation – Compensation of Named Executive Officers – Equity Compensation Plan Information.

(6)

Mr. Hevert’s employment with us commenced on July 23, 2020, and therefore he was not a Named Executive Officer in fiscal year 2019. His compensation information for 2019 is excluded in accordance with Question 119.01 of the SEC’s Division of Corporation Finance’s Compliance and Disclosure Interpretations.

(7)

All Other Compensation for Mr. Hevert for the year 2021 includes Unitil’s contribution to his 401(k) account, which is valued at $17,400, a relocation expense reimbursement, which is valued at $19,683, the non-preferential dividends earned in 2021 on the 1,970 shares of restricted stock awarded in 2021, the tax adjustment on the 750 shares of restricted stock that vested in 2021 in accordance with the provisions of the Stock Plan, which is valued at $12,870.

(8)

All Other Compensation for Mr. Black for the year 2021 includes Unitil’s contribution to his 401(k) and HSA accounts, non-preferential dividends earned in 2021 on the 1,100 shares of restricted stock awarded in 2021, and the tax adjustment on the 1,100 of restricted stock that vested for tax purposes in 2021 in accordance with the provisions of the Stock Plan, which is valued at $13,876. Under the terms of the Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Black reached retirement eligibility age in 2019, and under the provisions of the Unitil Corporation Retirement Plan restricted stock would vest if he elected retirement. The IRS therefore requires us to treat all of Mr. Black’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the tax adjustment provision of the Stock Plan. This tax adjustment is further described in the section entitled Compensation – Compensation of Named Executive Officers – Equity Compensation Plan Information.

(9)

Mr. Eisfeller was designated as an Executive Officer in January 2022, and therefore was not an Executive Officer in fiscal years 2019 and 2020. His compensation information for these years is excluded in accordance with Question 119.01 of the SEC’s Division of Corporation Finance’s Compliance and Disclosure Interpretations.

(10)

All Other Compensation for Mr. Eisfeller for the year 2021 includes Unitil’s contributions to his 401(k) and HSA accounts, the contribution to his DC Plan account, which is valued at $30,804, non-preferential dividends earned in 2021 on the 1,100 shares of restricted stock awarded in 2021, and the tax adjustment on the 962 shares of restricted stock that vested in 2021 in accordance with the provisions of the Stock Plan, which is valued at $13,890.

(11)

All Other Compensation for Mr. Leblanc for the year 2021 includes the use of a Company-owned vehicle, Unitil’s contributions to his 401(k) and HSA accounts, which is valued at $12,333, the contribution to his DC Plan account, which is valued at $30,116, non-preferential dividends earned in 2021 on the 1,100 shares of restricted stock awarded in 2021, and the tax adjustment on the 2,806 shares of restricted stock that vested in 2021 in accordance with the provisions of the Stock Plan, which is valued at $65,946. Under the terms of the Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Leblanc reached retirement eligibility age in 2021, and under the provisions of the Unitil Corporation Retirement Plan his restricted stock would vest if he elected retirement. The IRS therefore requires us to treat all of Mr. Leblanc’s unvested restricted stock as taxable income. Taxes were paid on this additional taxable income in accordance with the tax adjustment provision of the Stock Plan. This tax adjustment is further described in the section entitled Compensation – Compensation of Named Executive Officers – Equity Compensation Plan Information.

(12)	Mr. Brock retired as Senior Vice President of the Company on July 1, 2021.

(13)

All Other Compensation for Mr. Brock for the year 2021 includes Unitil’s contributions to his 401(k) and HSA accounts, the contribution to his DC Plan account, which is valued at $25,543, payments received from the Retirement Plan, which are valued at $46,740, non-preferential dividends earned in 2021 on the 1,970 shares of restricted stock awarded in 2021, and the tax adjustment on the 1,970 shares of restricted stock that vested for tax purposes in 2021 in accordance with the provisions of the Stock Plan, which is valued at $24,851. Under the terms of the Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. Mr. Brock reached retirement eligibility age in 2008, and the IRS therefore requires us to treat all of Mr. Brock’s unvested restricted stock as taxable income in the year awarded. Taxes were paid on this additional taxable income in accordance with the tax adjustment provision of the Stock Plan. This tax adjustment is further described in the section entitled Compensation – Compensation of Named Executive Officers – Equity Compensation Plan Information.

Reported	Compensation Versus Realized Pay in 2021

Since total reported compensation for each Named Executive Officer in the 2021 Summary Compensation Table is comprised of a significant amount of potential pay, we also report pay actually realized each year. This total may include incentive compensation paid in 2021 for the prior year, and equity compensation that was granted in prior years, but vested in 2021. Generally, realized pay does not include the change in pension value or the value of restricted stock that is unvested at the time of grant. The table below shows realized pay in 2021 for each Named Executive Officer, as well as the percentage of realized pay to reported pay. In 2021, in aggregate, excluding Mr. Brock because of his retirement on July 1, 2021, realized pay was an average of 74.15% of reported pay.

2021 REALIZED PAY
Name	Salary	Bonus	Value of Restricted Stock Vested in 2021 (1)		Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total	Percentage of 2021 Reported Pay (4)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)
Thomas P. Meissner, Jr.	$620,398	—	$339,121		$314,710	$143,680	$1,417,909	58.43%
Robert B. Hevert	$361,000	—	$39,983	(5)	$56,100	$52,947	$510,030	68.32%
Todd R. Black	$310,378	—	$73,727		$85,441	$25,248	$494,794	91.27%
Justin Eisfeller	$248,450	—	$39,236		$63,538	$56,066	$407,290	74.05%
Christopher J. Leblanc	$237,625	—	$39,236		$63,539	$118,117	$458,517	78.68%

Laurence M. Brock (6)	$149,047	—	$293,507		$104,247	$105,691	$652,492	138.39%

NOTES:

(1)

With the exception of Mr. Hevert, the values shown in column (d) represent the total value of shares of Restricted Stock that vested in 2021, and includes (i) shares that vested on January 29, 2021, at a closing price of $40.77 pursuant to the terms of the restricted stock awards granted on January 30, 2017, (ii) shares that vested on January 29, 2021, at a closing price of $40.77 pursuant to the terms of the restricted stock awards granted on January 29, 2018, (iii) shares that vested on January 29, 2021, at a closing price of $40.77 pursuant to the terms of the restricted stock awards granted on January 29, 2019, and (iv) shares that vested on January 28, 2021, a closing price of $40.81 pursuant to the terms of the restricted stock awards granted on January 28, 2020. This information is also included in the Options Exercised and Stock Vested Table in the section entitled Compensation – Compensation of Named Executive Officers.

(2)

The amounts shown for each Named Executive Officer reflect the cash incentive awarded on January 26, 2021 for 2020 Management Incentive Plan results. Each cash award was paid at 81% of Target. See also column (g) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(3)

The amounts shown for each Named Executive Officer reflect the amounts also shown in column (i) of the Summary Compensation Table. Compensation in the “All Other Compensation” category for 2021 was fully realized.

(4)	The values shown for each Named Executive Officer reflect the percentage of total reported compensation as shown in the Summary Compensation Table on the preceding pages.

(5)

The value shown in column (d) for Mr. Hevert represents the total value of shares of Restricted Stock that vested on July 28, 2021, at a closing price of $53.31 pursuant to the terms of the restricted stock award granted on July 28, 2020, which was provided in connection with Mr. Hevert’s offer of employment in July 2020. This information is also included in the Options Exercised and Stock Vested Table in the section entitled Compensation – Compensation of Named Executive Officers.

(6)

Mr. Brock retired as Senior Vice President of the Company on July 1, 2021. The 2021 salary and non-equity compensation shown in the table above are prorated to reflect the period of employment prior to his retirement. Mr. Brock’s percentage of realized pay is greater than that reported in the Summary Compensation Table because all of his restricted stock vested fully upon his retirement resulting in a gain of $235,721.

Grants of Plan-Based Awards

The table below provides information with respect to the grants of plan-based awards, including Management Incentive Plan awards and Stock Plan awards, made to the Named Executive Officers for the year 2021.

GRANTS OF PLAN-BASED AWARDS: FISCAL YEAR 2021
			Estimated Future Payouts ($) Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts (# Shares) Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Threshold	Target	Max	Threshold	Target	Max
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas P. Meissner, Jr.	1/25/22	(3)	$201,629	$403,259	$604,888	—	—	—	—	—
	1/25/22	(4)	—	—	—	5,540	11,080	16,620	—	$629,760
Robert B. Hevert	1/25/22	(5)	$81,225	$162,450	$243,675	—	—	—	—	—
	1/25/22	(6)	—	—	—	1,270	2,540	3,800	—	$144,140
Todd R. Black	1/25/22	(7)	$54,316	$108,632	$162,948	—	—	—	—	—
	1/25/22	(8)	—	—	—	710	1,410	2,120	—	$80,482
Justin Eisfeller	1/25/22	(9)	$43,479	$86,958	$130,436	—	—	—	—	—
	1/25/22	(10)	—	—	—	710	1,410	2,120	—	$80,482
Christopher J. Leblanc	1/25/22	(11)	$41,584	$83,169	$124,753	—	—	—	—	—
	1/25/22	(12)	—	—	—	710	1,410	2,120	—	$80,482
Laurence M. Brock (13)	1/25/22	(14)	$33,536	$67,071	$100,607	—	—	—	—	—
	—		—	—	—	—	—	—	—	—

NOTES:

(1)

The “Threshold” reference shown in the table means the minimum cash incentive award if the minimum threshold performance level is met. Failure to meet the minimum threshold for all performance measures would result in no award.

(2)

The “Threshold” reference shown in the table means the minimum stock award if the minimum threshold performance level is met. Failure to meet the minimum threshold for all performance measures would result in no award. See the section entitled Compensation – Compensation of Named Officers—Equity Compensation Plan Information below for additional information on the mechanics of the Stock Plan.

(3)

The Compensation Committee selected the performance metrics and goals for the 2021 Management Incentive Plan awards on January 26, 2021, and payment was made on January 25, 2022. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2022 based on 2021 performance. Mr. Meissner’s actual award was 116% of Target, for a total award of $466,162. See also column (g) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(4)

The estimated future payout information shown for the Stock Plan is for a grant in 2022 based on 2021 performance. Mr. Meissner’s actual stock award was 125% of Target, for a total award of 13,850 shares of restricted stock with a closing market price of $45.47 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation – of Named Executive Officers.

(5)

The Compensation Committee selected the performance metrics and goals for the 2021 Management Incentive Plan awards on January 26, 2021, and payment was made on January 25, 2022. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2022 based on 2021 performance.

Mr. Hevert’s actual award was 116% of Target, for a total award of $188,442. See also column (g) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(6)

The estimated future payout information shown for the Stock Plan is for a grant in 2022 based on 2021 performance. Mr. Hevert’s actual stock award was 125% of Target, for a total award of 3,170 shares of restricted stock with a closing market price of $45.47 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation – of Named Executive Officers.

(7)

The Compensation Committee selected the performance metrics and goals for the 2021 Management Incentive Plan awards on January 26, 2021, and payment was made on January 25, 2022. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2022 based on 2021 performance. Mr. Black’s actual award was 116% of Target, for a total award of $126,014. See also column (g) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(8)

The estimated future payout information shown for the Stock Plan is for a grant in 2022 based on 2021 performance. Mr. Black’s actual stock award was 125% of Target, for a total award of 1,770 shares of restricted stock with a closing market price of $45.47 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation – of Named Executive Officers.

(9)

The Compensation Committee selected the performance metrics and goals for the 2021 Management Incentive Plan awards on January 26, 2021, and payment was made on January 25, 2022. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2022 based on 2021 performance. Mr. Eisfeller’s actual award was 116% of Target, for a total award of $99,270. See also column (g) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(10)

The estimated future payout information shown for the Stock Plan is for a grant in 2022 based on 2021 performance. Mr. Eisfeller’s actual stock award was 125% of Target, for a total award of 1,770 shares of restricted stock with a closing market price of $45.47 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation – of Named Executive Officers.

(11)

The Compensation Committee selected the performance metrics and goals for the 2021 Management Incentive Plan awards on January 26, 2021, and payment was made on January 25, 2022. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2022 based on 2021 performance. Mr. Leblanc’s actual award was 116% of Target, for a total award of $96,476. See also column (g) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

(12)

The estimated future payout information shown for the Stock Plan is for a grant in 2022 based on 2021 performance. Mr. Leblanc’s actual stock award was 125% of Target, for a total award of 1,770 shares of restricted stock with a closing market price of $45.47 per share on the date of grant. See also column (e) of the Summary Compensation Table in the section entitled Compensation – of Named Executive Officers.

(13)	Mr. Brock retired as Senior Vice President of the Company on July 1, 2021, and therefore was not eligible to receive a grant of restricted stock under the terms of the Stock Plan for 2021 performance.

(14)

The Compensation Committee selected the performance metrics and goals for the 2021 Management Incentive Plan awards on January 26, 2021, and payment was made on January 25, 2022. The estimated future payout information shown for the Management Incentive Plan is for a payment in 2022 based on 2021 performance. Mr. Brock’s actual award was 116% of Target, for a total award of $79,397. Mr. Brock’s award under the Management Incentive Plan is based on the portion of his base salary paid in 2021 prior to his retirement on July 1, 2021. See also column (g) of the Summary Compensation Table in the section entitled Compensation – Compensation of Named Executive Officers.

NON-EQUITY COMPENSATION PLAN INFORMATION

Management Incentive Plan

The Management Incentive Plan, in which all Named Executive Officers participate, was established in December 1998, and specifies that the Compensation Committee shall select participants in the plan and establish their individual target awards. The plan provides cash incentive payments that are tied directly to achievement of our performance metrics and goals. If we achieve the performance metrics and goals selected by the Committee, then cash incentive payments are provided to participants early in the year following such achievement.

On January 26, 2021, the Compensation Committee selected annual performance metrics and goals and target annual cash incentive awards for 2021 under the Management Incentive Plan. Based on 2021 achievement of performance goals, the Committee approved payments of 116% of the target amount for Management Incentive Plan participants on January 25, 2022. For more detailed information with regard to performance metrics and goals, see the section entitled Compensation – Compensation Discussion and Analysis.

EQUITY COMPENSATION PLAN INFORMATION

Stock Plan

The Stock Plan is an equity-based plan in which selected management employees, including all Named Executive Officers, participate. Awards under the Stock Plan vary each year based on the achievement of the prior year’s annual incentive award performance goals. For more detailed information with regard to performance metrics and goals, see the section entitled Compensation Discussion and Analysis.

Based on 2021 results described above, the Compensation Committee granted awards of restricted stock at 125% of the target amount on January 25, 2022. Grants of restricted stock generally vest at a rate of 25% per year beginning in the year following the year of the grant. All shares of restricted stock, regardless of vesting status, are eligible for quarterly dividend payments, as well as for participation in the Dividend Reinvestment and Stock Purchase Plan, and have full voting rights. In 2021, we paid four quarterly non-preferential dividends of $0.38 per share on all shares of common stock outstanding, which included all shares of unvested restricted stock, as of each respective record date.

The Committee sets the target restricted stock awards with the goal of granting a target award with a value equal to the market median of the broad-based published compensation survey group, as recommended by Willis Towers, at the time of the grant, which translates to the Stock Plan target award value being set as the job grade salary range midpoint. The Committee also used information from the proxy statements of our peer group, at the 25th percentile target, as a secondary source to set the CEO’s and CFO’s target award. The award is then reduced for anticipated income taxes and Medicare taxes, with plan participants receiving the shares net of such taxes, subject to the vesting schedule. As the shares vest, they become taxable income to the participant, and the taxes, previously accounted for by reducing the potential awards, are credited back to participants. This procedure reduces both the dilutive effect of the Stock Plan by granting fewer shares than would otherwise be granted, and the personal income tax burden of plan participants as shares vest. Additional information concerning the process for calculating grants of restricted stock is included in the section entitled Compensation – Compensation Discussion and Analysis.

The restricted stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated prior to vesting. Unvested restricted stock is subject to forfeiture if the participant’s employment is terminated for any reason other than the participant’s death, disability, retirement, or in connection with a change of control. Under the terms of the Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable, which is defined as having reached the age of eligibility for retirement. Participants are required to pay taxes on this additional taxable income when they become eligible for retirement. Upon the occurrence of death, disability, or a change of control of the Company, unless otherwise specifically prohibited under applicable laws, any restrictions and transfer limitations imposed on restricted stock will immediately lapse. The term “change of control” is defined in the section entitled Compensation – Compensation of Named Executive Officers—Definition of Change of Control, Cause and Good Reason.

After vesting, Named Executive Officers are required to hold all forms of equity received as compensation until retirement or other separation from the Company as prescribed by the Executive Stock Retention Policy.

Proportional Compensation

The table below shows the comparison of salary and performance-based compensation in proportion to various other elements to illustrate the “at risk” compensation for Named Executive Officers for the year 2021.

PROPORTIONAL COMPENSATION
				AT RISK COMPENSATION
Name	2021 Salary	Summary Compensation Table (“SCT”) Total Compensation	Salary as a % of SCT Total	Performance-Based Compensation as % of SCT Total (1)	Performance-Based Compensation as % of Annual Compensation (2)
(a)	(b)	(c)	(d)	(e)	(f)

Thomas P. Meissner, Jr.	$620,398	$2,426,750	25.6%	45.2%	63.9%

Robert B. Hevert	$361,000	$746,529	48.4%	44.6%	48.0%

Todd R. Black	$310,378	$542,122	57.3%	38.1%	40.0%

Justin Eisfeller	$248,450	$549,988	45.2%	32.7%	42.0%

Christopher J. Leblanc	$237,625	$528,748	44.9%	33.5%	42.7%

Laurence M. Brock (3)	$149,047	$471,487	31.6%	16.9%	34.8%

NOTES:

(1)	Performance-based compensation is defined as the total of the Management Incentive Plan non-equity incentive payment and the Stock Plan grant of restricted stock value on the grant date.

(2)	Annual compensation is defined as the total of salary and performance-based compensation.

(3)

Mr. Brock retired as Senior Vice President of the Company on July 1, 2021, and therefore his 2021 performance-based compensation percentage is prorated to reflect the period of employment prior to his retirement.

Option Exercises & Stock Vested

The table below provides information with respect to the shares of stock granted under the Stock Plan in previous years that vested during 2021.

OPTION EXERCISES AND STOCK VESTED
Name	Option Awards (1)		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired Upon Vesting	Value Realized Upon Vesting (2) ($)
(a)	(b)	(c)	(d)	(e)
Thomas P. Meissner, Jr.	—	—	8,315	$339,121
Robert B. Hevert (3)	—	—	750	$39,983
Todd R. Black	—	—	1,808	$73,727
Justin Eisfeller	—	—	962	$39,236
Christopher J. Leblanc	—	—	962	$39,236
Laurence M. Brock (4)	—	—	5,823	$293,507

NOTES:

(1)	Unitil has no option plan and no option awards outstanding.

(2)

With the exception of Mr. Hevert, the values shown in column (e) represent the total value of shares of restricted stock that vested in 2021, and includes (i) shares that vested on January 29, 2021, at a closing price of $40.77 pursuant to the terms of the restricted stock awards granted on January 30, 2017, (ii) shares that vested on January 29, 2021, at a closing price of $40.77 pursuant to the terms of the restricted stock awards granted on January 29, 2018, (iii) shares that vested on January 29, 2021, at a closing price of $40.77 pursuant to the terms of the restricted stock awards granted on January 29, 2019, and (iv) shares that vested on January 28, 2021, a closing price of $40.81 pursuant to the terms of the restricted stock awards granted on January 28, 2020.

(3)

The value shown in column (e) for Mr. Hevert represents the value of shares of restricted stock that vested on July 28, 2021, at a closing price of $53.31 pursuant to the terms of the restricted stock award granted on July 28, 2020, which was provided in connection with Mr. Hevert’s offer of employment in July 2020.

(4)

Mr. Brock acquired 1,417 shares pursuant to the regular vesting schedule and terms during the period January 28 – January 29, 2021, as disclosed in Note (2) above. Pursuant to the terms of the Stock Plan, upon Mr. Brock’s retirement on July 1, 2021, his 4,406 remaining shares of restricted stock vested in full at the closing price of $53.50 on July 1, 2021. The total value of all the restricted stock that vested in 2021 is reflected in the table above.

Outstanding Equity Awards at Fiscal Year End

The table below provides information with respect to the outstanding equity awards of the Named Executive Officers as of December 31, 2021, which includes unvested stock awards granted under the Stock Plan. Unitil has no option plan and no option awards outstanding.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares Or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
(a)	(b)	(c)	(d)	(e)
Thomas P. Meissner, Jr.	898 (2) 7,245 (3) 8,865 (4) 8,630 (5)	$41,276 $333,198 $407,701 $396,894	— — — —	— — — —
Robert B. Hevert	1,970 (5) 2,250 (6)	$90,600 $103,478	— —	— —
Todd R. Black	500 (2) 925 (3) 1,125 (4) 1,100 (5)	$22,995 $42,541 $51,739 $50,589	— — — —	— — — —
Justin Eisfeller	298 (2) 375 (3) 1,125 (4) 1,100 (5)	$13,682 $17,246 $51,739 $50,589	— — — —	— — — —
Christopher J. Leblanc	208 (2) 375 (3) 1,125 (4) 1,100 (5)	$9,543 $17,246 $51,739 $50,589	— — — —	— — — —
Laurence M. Brock (7)	—	—	—	—

NOTES:

(1)	Based on the closing price of Unitil common stock as of December 31, 2021, which was $45.99.

(2)

Shares of restricted stock were granted on January 29, 2018 pursuant to the Stock Plan which vested 25% on January 29, 2019, 25% on January 29, 2020, and 25% on January 29, 2021. The unvested shares shown in the table (25% of the total 2018 grant) vested the final 25% on January 28, 2022.

(3)

Shares of restricted stock were granted on January 29, 2019 pursuant to the Stock Plan which vested 25% on January 29, 2020 and 25% on January 29, 2021. The unvested shares shown in the table (50% of the total 2019 grant) vested 25% on January 28, 2022; and will further vest 25% on January 29, 2023.

(4)

Shares of restricted stock were granted on January 28, 2020 pursuant to the Stock Plan which vested 25% on January 28, 2021. The unvested shares shown in the table (75% of the total 2020 grant) vested 25% on January 28, 2022; and will further vest 25% on January 28, 2023, and January 28, 2024, respectively.

(5)

Shares of restricted stock were granted on January 26, 2021 pursuant to the Stock Plan. The unvested shares shown in the table (100% of the total 2021 grant) vested 25% on January 26, 2022; and will further vest 25% on January 28, 2023, January 28, 2024, and January 28, 2025, respectively.

(6)

Shares of restricted stock were granted on July 28, 2020 pursuant to Mr. Hevert’s offer of employment, which vested 25% on July 28, 2021. The unvested shares shown in the table (75% of the total granted on July 28, 2020) will further vest 25% on July 28, 2022, July 28, 2023 and July 28, 2024, respectively.

(7)	All of Mr. Brock’s outstanding shares of restricted stock vested in full upon his retirement on July 1, 2021.

EMPLOYMENT AGREEMENT

Mr. Meissner is currently the only employee who has an Employment Agreement, the term of which is April 25, 2021, through April 24, 2024. The Employment Agreement also provides that Mr. Meissner will participate in the Management Incentive Plan, the SERP, other employee benefit plans available to the Company’s executives, and our stock plans (which include the Stock Plan). The termination provisions of the Employment Agreement are discussed below under the section entitled Compensation – Compensation of Named Executive Officers—Potential Payments Upon Termination or Change of Control.

THE RETIREMENT PLAN

The Retirement Plan is a tax-qualified defined benefit pension plan and related trust agreement that provides retirement annuities for eligible employees of Unitil and its subsidiaries. Since the Retirement Plan is a defined benefit plan, contributions are made by Unitil generally for all participants, and no amounts were contributed or accrued specifically for the benefit of any executive officer under the Retirement Plan. Directors of Unitil who are not or have not been officers of Unitil or any of its subsidiaries are not eligible to participate in the Retirement Plan. Please see the section entitled Compensation – Compensation Discussion and Analysis for information regarding the closure of the Retirement Plan, which became effective on June 1, 2013.

The Retirement Plan provides participants with early retirement benefits upon the attainment of age 55 with at least 15 years of service. The early retirement benefit is an unreduced pension at age 60 with a reduction of 5% per year for each year prior to age 60.

As of December 31, 2021, Mr. Meissner, Mr. Black, Mr. Eisfeller and Mr. Leblanc are the Named Executive Officers eligible for early retirement benefits under the Retirement Plan. Prior to Mr. Brock’s retirement on July 1, 2021, he was eligible for normal retirement. A participant is 100% vested for benefits under the Retirement Plan after five years of service with Unitil or one of our subsidiary companies. The formula for determining annual benefits under the Retirement Plan’s life annuity option is shown above.

Pension Benefits

The table below provides information with respect to the actuarial present value of the accumulated benefit under the Retirement Plan and the SERP for all Named Executive Officers as of December 31, 2021.

		PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
(a)	(b)	(c)	(d)	(e)
Thomas P. Meissner, Jr.	Retirement Plan SERP	27 27	$1,659,244 $5,422,481	—
Robert B. Hevert (2)	—	—	—	—
Todd R. Black	Retirement Plan SERP	24 24	$1,458,931 $667,053	—
Justin Eisfeller	Retirement Plan	20	$932,415	—
Christopher J. Leblanc	Retirement Plan	21	$1,014,936	—
Laurence M. Brock	Retirement Plan	27	$1,615,069	—

NOTES:

(1)

The present value amounts calculated by our actuary are based on assumptions for the growth of Unitil’s 401(k) contribution (applies to the SERP only), participant’s salary, and participant’s age. The Retirement Plan present value of accumulated benefit was calculated using a discount rate of 2.80%. The SERP present value of accumulated benefit was calculated using a discount rate of 2.71%.

(2)	Mr. Hevert does not participate in the Retirement Plan or the SERP as both plans were closed to new participants when he began his employment with us on July 23, 2020.

THE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

We also maintain a SERP, a non-qualified defined benefit plan. The SERP provides for supplemental retirement benefits to executives selected by the Board. The SERP is closed to new participants.

As of December 31, 2021, Mr. Meissner and Mr. Black have been selected by the Board to receive SERP benefits upon attaining normal retirement eligibility, which occurs when the participant reaches age 65, or early retirement eligibility, which occurs when the participant reaches both age 55 and has completed 15 years of service. For a participant who elects to begin receiving early retirement benefits under the SERP prior to attaining age 60, the benefits are reduced by 0.417 of 1% for each full calendar month that commencement of benefits precedes attainment of age 60. As of December 31, 2021, both Mr. Meissner and Mr. Black are eligible for early retirement.

If a participant terminates employment for any reason prior to retirement, other than due to death or in connection with a change in control as described below, the participant will not be entitled to any benefits under the SERP. Annual benefits are based on an amount equal to 60% of a participant’s final average earnings, which includes annual salary and annual cash incentives. The annual benefit is offset by (i) the participant’s benefits payable under the Retirement Plan; (ii) other retirement income payable to the participant by Unitil or any previous employer; (iii) income that a participant receives as a primary Social Security benefit, and (iv) the balance of the 401(k) Company match.

If a change in control occurs and a participant’s employment terminates prior to the earlier to occur of the participant being eligible for retirement or early retirement, then the participant will begin to receive benefits on the earlier to occur of the date on which they would have attained normal or early retirement eligibility. In this case, the participant’s benefits would be determined by assuming the participant had remained employed and continued to accrue additional years of service. The term “change in control” as used in the SERP is defined in the section entitled Compensation – Compensation of Named Executive Officers—Definition of Change of Control, Cause and Good Reason.

DEFERRED COMPENSATION PLAN

The Unitil Corporation Deferred Compensation Plan (the “DC Plan”) is an unfunded, non-qualified deferred compensation plan that provides a vehicle for participants to accumulate tax-deferred savings to supplement retirement income. The DC Plan is open to senior management or other highly compensated employees as determined by the Board of Directors, and may also be used for recruitment and retention purposes for newly hired senior executives. The DC Plan design mirrors our Tax Deferred Savings and Investment Plan formula, but provides for contributions on compensation above the IRS limit, and which allows participants to defer up to 85% of base salary, and up to 85% of any cash incentive for retirement. We may also elect to make discretionary contributions on behalf of any participant in an amount determined by the Board. As an unfunded plan, the obligation of the Company to make payments under the Plan constitutes solely an unsecured (but legally enforceable) promise of the Company to make such payments, and no person, including any participant or beneficiary shall have any lien, prior claim or other security interest in any property of the Company as a result of the Plan. Any amounts payable under the DC Plan shall be paid out of the general assets of the Company and each participant and/or beneficiary shall be deemed to be no more than a general unsecured creditor of the Company.

In 2021, Mr. Eisfeller, Mr. Leblanc and Mr. Brock participated in the DC Plan, all of whom were eligible for contributions from the Company in 2021. We anticipate that additional executive officers will participate in the DC Plan in the future.

NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
(a)	(b)	(c)	(d)	(e)	(f)
Justin Eisfeller	$18,483	$30,804	$3,959	—	$53,246
Christopher J. Leblanc	$19,258	$30,116	$4,954		$54,328
Laurence M. Brock (1)	$28,131	$25,543	$36	—	$300,932

Notes:

(1)	Mr. Brock retired as Senior Vice President of the Company on July 1, 2021. He may elect to remain in the DC Plan in future years, if desired.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Upon termination of employment following a change of control of our Company, severance benefits will be paid to the Named Executive Officers. The severance benefits for termination other than a change of control which are payable to Mr. Meissner are addressed in his Employment Agreement, discussed below, and he would receive the benefits provided to him under that agreement. The other Named Executive Officers are not covered under employment agreements and any severance benefits payable to them would be paid in the event of an adverse employment action following a change of control. In addition, the Stock Plan provides that unvested restricted stock will vest immediately upon (i) death, (ii) disability (as defined in the Company’s Long-Term Disability Plan), (iii) retirement or (iv) a change of control of the Company (as defined in the Stock Plan). The Management Incentive Plan also provides that unvested awards under the plan are forfeited if the participant’s employment terminates other than by reason of (i) death, (ii) disability (as defined in the Company’s Long-Term Disability Plan) or (iii) retirement at or after attaining age 55.

Change of Control

We maintain Change of Control Agreements (“COC Agreements”) with certain key management employees, including all Named Executive Officers, to provide continuity in the management and operation of the Company and its subsidiaries, and so that key management employees will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss in the event of a change of control. The Board approves all COC Agreements prior to execution. We maintain both two-year (originally executed in 2001 and later) COC Agreements and three-year (originally executed prior to 2001) COC Agreements. All existing COC Agreements are “double trigger” agreements, meaning that two events must occur in order for benefits to be paid: (i) a change of control must occur (upon which the agreement becomes effective); and (ii) an adverse employment action must occur during the term of the agreement, meaning that we must terminate the executive’s employment other than for cause or disability or the executive must terminate his employment for good reason. The term of each COC Agreement begins upon a change of control of the Company. Double trigger COC Agreements were chosen to discourage executives from choosing to leave the Company as the result of a change of control where there is no adverse employment action. There is no excise tax gross-up provision in any COC Agreement. The terms “change of control” and “cause” and “good reason” are defined in the section entitled Compensation – Compensation of Named Executive Officers—Definition of Change of Control, Cause and Good Reason.

Estimated Present Value of Benefits

The following tables show the payments and benefits the Named Executive Officers would have received in connection with a variety of employment termination scenarios, as well as upon a change of control, assuming that employment termination or the change of control was effective as of December 31, 2021. The actual amounts that would be paid can only be determined at the time of an actual separation from the Company. All of the payments and benefits described below would be provided by Unitil or our subsidiary companies.

ESTIMATED PRESENT VALUE OF BENEFITS
Thomas P. Meissner, Jr.	Termination			Retirement	Change in Control
	By the Company (not for Death, Disability, or Cause); or Voluntary Termination for Good Reason (no Change of Control) (1)	Due to Death or Disability (with or without a Change of Control) (2)(3)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (no Change of Control) (4)	With or Without a Change of Control (2)(5)	Without Adverse Employment Action (2)	With Adverse Employment Action (6)

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation:
Severance	$2,195,287	—	—	—	—	$2,089,793
2021 Incentive Plan Award	—	$466,162	—	$466,162	—	—
Benefits:
Additional Pension Benefit (7)	—	—	—	—	—	$187,318
Additional 401(k) Match	—	—	—	—	—	$17,915
Insurance Continuation (8)	$66,542	—	—	—	—	$66,542
Accelerated Vesting - Restricted Stock (9)	—	$1,179,000	—	$1,179,000	$1,179,000	$1,179,000
Total	$2,261,829	$1,645,162	—	$1,645,162	$1,179,000	$3,540,558

Robert B. Hevert
Compensation:
Severance	—	—	—	—	—	$1,068,293
2021 Incentive Plan Award	—	$188,442	—	—	—	—
Benefits:
Additional Pension Benefit (7)	—	—	—	—	—	—
Additional 401(k) Match	—	—	—	—	—	$59,718
Insurance Continuation (8)	—	—	—	—	—	$4,481
Accelerated Vesting - Restricted Stock (9)	—	$194,078	—	—	$194,078	$194,078
Total	—	$382,520	—	—	$194,078	$1,326,570

ESTIMATED PRESENT VALUE OF BENEFITS
Todd R. Black	Termination			Retirement	Change in Control
	By the Company (not for Death, Disability, or Cause); or Voluntary Termination for Good Reason (no Change of Control) (1)	Due to Death or Disability (with or without a Change of Control) (2)(3)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (no Change of Control) (4)	With or Without a Change of Control (2)(5)	Without Adverse Employment Action (2)	With Adverse Employment Action (6)

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation:
Severance	—	—	—	—	—	$1,252,558
2021 Incentive Plan Award	—	$126,014	—	$126,014	—	—
Benefits:
Additional Pension Benefit (7)	—	—	—	—	—	$22,680
Additional 401(k) Match	—	—	—	—	—	$26,579
Insurance Continuation (8)	—	—	—	—	—	$94,509
Accelerated Vesting - Restricted Stock (9)	—	$167,726	—	$167,726	$167,726	$167,726
Total	—	$293,740	—	$293,740	$167,726	$1,564,052

Justin Eisfeller
Compensation:
Severance	—	—	—	—	—	$681,653
2021 Incentive Plan Award	—	$99,270	—	$99,270	—	—
Benefits:
Additional Pension Benefit (7)	—	—	—	—	—	$193,881
Additional 401(k) Match	—	—	—	—	—	$17,915
Insurance Continuation (8)	—	—	—	—	—	$47,898
Accelerated Vesting - Restricted Stock (9)	—	$133,187	—	$133,187	$133,187	$133,187
Total	—	$232,457	—	$232,457	$133,187	$1,074,534

Christopher J. Leblanc
Compensation:
Severance	—	—	—	—	—	$662,786
2021 Incentive Plan Award	—	$96,476	—	$96,476	—	—
Benefits:
Additional Pension Benefit (7)	—	—	—	—	—	$144,378
Additional 401(k) Match	—	—	—	—	—	$17,915
Insurance Continuation (8)	—	—	—	—	—	$64,844
Accelerated Vesting - Restricted Stock (9)	—	$129,476	—	$129,048	$129,048	$129,048
Total	—	$225,524	—	$225,524	$129,048	$1,018,971

ESTIMATED PRESENT VALUE OF BENEFITS
Laurence M. Brock	Termination			Retirement	Change in Control
	By the Company for other than Death, Disability, Or Cause; or Voluntary Termination for Good Reason (no Change of Control) (1)	Due to Death or Disability (with or without a Change of Control) (2)(3)	By the Company for Cause; or Voluntary Termination other than for Good Reason or Retirement (no Change of Control) (4)	With or without a Change of Control (2)(5)	Without Adverse Employment Action (2)	With Adverse Employment Action (6)

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Compensation:
Severance	—	—	—	—	—	—
2021 Incentive Plan Award	—	$79,397	—	$79,397	—	—
Benefits:
Additional Pension Benefit (7)	—	—	—	—	—	—
Additional 401(k) Match	—	—	—	—	—	—
Insurance Continuation (8)	—	—	—	—	—	—
Accelerated Vesting - Restricted Stock (9)	—	—	—	—	—	—
Total	—	$79,397	—	$79,397	—	—

NOTES:

(1)

Unless otherwise noted, the amounts shown are the estimated present value calculated using a discount rate of 2.80% and a discount factor of 2.25%. The total for this column was calculated by adding (i) the present value of two years’ base salary and two years’ Management Incentive Plan cash award; and (ii) the present value of two years’ medical, dental and life insurance continuation for the individual and his eligible dependents. The form and amount of benefits that would be provided under the Retirement Plan and the SERP are disclosed in the Pension Benefits Table above.

(2)

The totals for these columns include payments of the 2021 Management Incentive Plan awards based on actual 2021 performance for participants whose employment with Unitil is assumed to have terminated due to death (all Named Executive Officers), disability (all Named Executive Officers) or retirement at or after attaining age 55 (Mr. Meissner, Mr. Black, Mr. Leblanc, and Mr. Brock). The totals for these columns also include the value of all unvested restricted stock held pursuant to the Stock Plan, which would accelerate vesting upon the occurrence of the specific event. See footnote 9 for a discussion of how this value was calculated. The form and amount of benefits that would be provided under the Retirement Plan and the SERP are disclosed in the Pension Benefits Table above. The form or amount of any payment or benefit under the Retirement Plan and the SERP would not be enhanced in connection with (i) the individual’s death or disability (without a change of control), or (ii) a change of control (without an adverse employment action).

(3)

In the event of death, the actuarial present value of benefits under the Retirement Plan would be decreased from the amounts shown in the Pension Benefits Table above to $1,171,495 for Mr. Meissner, $1,025,469 for Mr. Black, $433,237 for Mr. Eisfeller, $698,065 for Mr. Leblanc, and $1,468,744 for Mr. Brock. Mr. Hevert does not participate in the Retirement Plan. In the event of death, the actuarial present value of the benefit under the SERP would be decreased from the amounts shown in the Pension Benefits Table above to $3,816,813 for Mr. Meissner, and $467,149 for Mr. Black. Mr. Hevert, Mr. Eisfeller, Mr. Leblanc, and Mr. Brock do not participate in the SERP.

(4)

If the individual’s employment is terminated by us for cause or due to a voluntary termination by the individual other than for good reason or retirement (without a Change of Control), the individual would not be entitled to any severance payments or other benefits and any unvested shares of restricted stock would be forfeited.

(5)

In the event of retirement, the actuarial present value of benefits under the Retirement Plan would be increased from the amounts shown in the Pension Benefits Table above to $2,203,963 for Mr. Meissner, $1,931,218 for Mr. Black, $1,189,677 for Mr. Eisfeller, and $1,317,191 for Mr. Leblanc. The actuarial present value of benefits under the Retirement Plan would be unchanged from the amount shown in the Pension Benefits Table above for Mr. Brock because he has reached normal retirement age. In the event of retirement, the actuarial present value of the benefit under the SERP would be increased from the amount shown in the Pension Benefits Table above to $7,176,310 for Mr. Meissner, and $879,224 for Mr. Black.

(6)

Unless otherwise noted, the amounts shown are the estimated present value of change of control benefits (with an adverse employment action) were calculated using a discount rate of 2.80% and a discount factor of 2.25%. The totals for column (g), Change of Control (with an adverse employment action) in the tables above were calculated by adding (i) the present value of three years’ (for Mr. Black and Mr. Brock) or two years’ (for Mr. Meissner. Mr. Hevert, Mr. Eisfeller, and Mr. LeBlanc) base salary and target Management Incentive Plan cash award; (ii) the present value of the benefit, in addition to the amount reflected in the Pension Benefit Table above, the individual would have received under the Retirement Plan and the SERP, based on an additional two or three years of service credit for eligibility and benefit purposes pursuant to the individual’s Change of Control Agreement; (iii) the present value of contributions that would have been made by Unitil under the 401(k) assuming two or three additional years of continued employment after the termination date pursuant to the individual’s Change of Control Agreement; (iv) the value of all unvested restricted stock held (see footnote 9 for a discussion of how this value was calculated), which would accelerate upon the occurrence of the specified event; and (v) the present value of two or three years’ medical, dental and life insurance continuation for the individual and his eligible dependents. The benefits provided under the Change of Control Agreements are payable in the form of a lump sum cash payment made from the general funds of the Company. We are not required to establish a special or separate fund or other segregation of assets to assure such payments. Each Change of Control Agreement also provides for continued participation in our group medical, dental and life insurance plans for a period of two or three years, based on the term of the agreement, commencing with the month in which the termination occurs.

(7)

The amount shown is the estimated present value of the additional pension benefit, which includes benefits under the Retirement Plan and benefits under the SERP (for Mr. Meissner and Mr. Black) which were calculated using a discount rate of 2.80% and a discount factor of 2.25%.

(8)	The amounts shown are the estimated present value of insurance continuation and were calculated using a discount rate of 2.80% and a discount factor of 2.25%.

(9)

The amounts shown are equal to the total number of restricted shares that would have vested upon the occurrence of the specified event, multiplied by the closing stock price on the last business day of the year (December 31, 2021) of $45.99.

Definition of Change of Control, Cause & Good Reason

Change of Control

A “change of control” has the same definition in the Change of Control Agreements, the SERP, the DC Plan, and the Stock Plan, with the exception of Article (iv) as noted. Should the change of control be approved by shareholders, and if the Board determines the approved transaction will not be completed and is abandoned prior to any termination of the employee’s employment, a change of control shall no longer be in effect and the provisions of any Change of Control Agreement shall continue as if a change of control had not occurred.

Cause

“Cause” is defined in the Change of Control Agreements as the occurrence of any of the events noted below.

CAUSE: CHANGE OF CONTROL AGREEMENTS

(i)  the employee’s conviction for the commission of a felony; or

(ii)  the employee’s fraud or dishonesty which has resulted or is likely to result in material economic damage to the company or any of its subsidiaries, as determined in good faith by the Directors of the Company at a meeting of the Board at which the employee is provided an opportunity to be heard.

Good Reason

“Good reason” is defined in the Change of Control Agreements as noted below. None of the events listed below will constitute “good reason” unless the employee has given written notice to us, specifying the event relied upon for such termination within 90 days after the occurrence of the event and we have not remedied the event within 30 days of receipt of the notice.

CHANGE OF CONTROL: CHANGE OF CONTROL AGREEMENTS, SERP, DC PLAN & STOCK PLAN

(i)  any person, group, corporation or other entity becomes the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(ii)  any person, group, corporation or other entity other than Unitil, or a wholly owned subsidiary of Unitil, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(iii) there shall have been a change in a majority of the members of the Board of Unitil within a 25-month period unless the election or nomination for election by the Company’s shareholders of each new Director was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the 25-month period; or

(iv) For Change of Control Agreement, SERP, DC Plan: the shareholders of Unitil approve (a) any consolidation or merger of Unitil in which Unitil is not the surviving corporation, or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders, before such transaction, will be the owners of more than 75% of all classes of voting stock of the surviving entity), or (b) any sale, lease, exchange or other transfer of all or substantially all the assets of Unitil.

(iv) For Stock Plan Only: consummation of a transaction that involves (a) any consolidation or merger of Unitil in which Unitil is not the surviving corporation, or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders, before such transaction, will be the owners of more than 75% of all classes of voting stock of the surviving entity), or (b) any sale, lease, exchange or other transfer of all or substantially all the assets of Unitil.

GOOD REASON:

CHANGE OF CONTROL AGREEMENTS

(i)  a material diminution in the employee’s base compensation;

(ii)   a material diminution in the employee’s authority, duties or responsibilities;

(iii)  a material diminution in the authority, duties or responsibilities of the supervisor to whom the employee is required to report, including, if the employee reports directly to the Board, a requirement that the employee report to a corporate officer or employee instead of reporting directly to the Board;

(iv)  a material diminution in the budget over which the employee retains authority;

(v)   a material change in the geographic location at which the employee must perform services, which the Company has determined to include a change in the employee’s principal place of employment by the Company from the location of the Company’s principal place of business immediately prior to the date that the Change of Control Agreement becomes effective to a location more than 50 miles from such principal place of business; or

(vi)  any other action that constitutes a material breach by the Company of the Change of Control Agreement.

Employment Agreement of the Chief Executive Officer

Mr. Meissner’s Employment Agreement provides that (i) it does not affect his rights or obligations under the Change of Control Agreement (“Mr. Meissner’s COC Agreement”) and (ii) as long as Mr. Meissner’s COC Agreement is not in effect, it does not affect the Employment Agreement or Mr. Meissner’s rights or obligations under the Employment Agreement.

EMPLOYMENT AGREEMENT ESTIMATED LUMP SUM PAYMENTS
Base Salary and Bonus	$2,155,414

Group Medical, Dental and Insurance Coverage	$39,873

As discussed in the section entitled Compensation – Compensation of Named Executive Officers—Potential Payments Upon Termination or Change of Control, Mr. Meissner’s Change of Control Agreement provides for severance benefits upon termination of employment following a change in control of the Company. Mr. Meissner’s Change of Control Agreement also provides that, if it becomes effective due to a change in control, it will supersede the Employment Agreement.

Under the terms of the Employment Agreement, we may terminate Mr. Meissner’s employment for any reason. If Mr. Meissner’s employment is terminated by us during the term of the Employment Agreement for any reason other than death, disability or cause, or if Mr. Meissner terminates his employment with good reason, then we shall pay Mr. Meissner (i) all accrued and unpaid salary, bonus and expense reimbursements, (ii) a lump sum cash payment equal to the present value of 24 monthly payments of base salary (as in effect at the time of termination), (iii) a lump sum cash payment equal to the present value of two annual bonus payments (assuming each bonus payment is an amount equal to the average of the annual bonus amounts received by Mr. Meissner in the two calendar years preceding the year of termination), and (iv) a lump sum cash amount equal to the present value of the cost that we would have incurred to provide group medical, dental and life insurance coverage to Mr. Meissner and his eligible dependents for two years. The Employment Agreement contains no tax gross up provisions whatsoever. The estimated amounts of the lump sum payments as of December 31, 2021 are shown in the table above.

Definitions Under the Employment Agreement

“Cause” and “good reason” are defined under the Employment Agreement as noted below.

None of the events noted will constitute “good reason” unless the executive gives us notice of his termination for good reason within 90 days of the initial existence of the event and the executive gives us 30 days prior written notice and we fail to cure the event condition within the 30 day period.

If Mr. Meissner terminates his employment for any reason other than “good reason,” or if his employment is terminated due to his death, or if we terminate Mr. Meissner’s employment as a result of disability or cause, we shall have no obligation under the Employment Agreement except for accrued and unpaid salary, bonus and expense reimbursement.

The Employment Agreement also contains provisions that prohibit Mr. Meissner from engaging in any business that is competitive with our business, soliciting any employee to leave the employment of Unitil for employment with a competitive company, or diverting any of our business to a competitive company, in each case for a period of 12 months following termination. Mr. Meissner is also prohibited under the terms of the Employment Agreement from disclosing any confidential information at any time or for any reason, and from disclosing any negative, adverse or derogatory information about us, our management, or about any product or service that we provide, or about our prospects for the future at any time or for any reason, except, in each case, Mr. Meissner may report possible violations of federal law or regulations and make disclosures protected under whistleblower provisions of federal law or regulations.

CAUSE: EMPLOYMENT AGREEMENT

(i)   the failure by the executive to substantially perform his duties under the Employment Agreement other than due to his incapacity or physical or mental illness;

(ii)  the willful violation by the executive of any of his material obligations under the Employment Agreement;

(iii)  the willful engaging by the executive in misconduct which is materially injurious to the business or reputation of the Company or any of its affiliates; or

(iv) the executive’s conviction of a felony.

GOOD REASON: EMPLOYMENT AGREEMENT

(i)   a material diminution in the executive’s authority, duties or responsibilities or the Company requiring the executive to report to a corporate officer or employee rather than reporting directly to the Board;

(ii)  a material change in the geographic location at which the executive must perform services, which the Company has determined to include a change in the executive’s principal place of employment by the Company from the location of the Company’s principal place of business on the date of the Employment Agreement to a location more than 50 miles from such principal place of business;

(iii)  a material diminution in the executive’s base compensation; or

(iv) any other action or inaction that constitutes a material breach by the Company of the Employment Agreement.

COMPENSATION OF DIRECTORS

The following table shows the compensation received by the members of the Board in 2021.

DIRECTORS’ COMPENSATION
Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value & Non-qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Winfield S. Brown (6)	$77,000	$69,967	—	—	—	$608	$147,575
Mark H. Collin (7)	$71,000	$69,993	—	—	— (8)	$254,449 (9)	$395,442
Lisa Crutchfield (10)	$91,500	$69,967	—	—	—	$608	$162,075
Suzanne Foster (11)	$77,000	$69,993	—	—	—	$613	$147,606
Edward F. Godfrey (12)	$81,500	$69,967	—	—	—	$613	$152,106
Michael B. Green (13)	$116,500	$69,967	—	—	—	$608	$187,075
Thomas P. Meissner, Jr. (14)	—	—	—	—	—	—	—
Eben S. Moulton (15)	$87,000	$69,993	—	—	—	$608	$157,575
Justine Vogel (16)	$79,500	$69,993	—	—	—	$613	$150,106
David A. Whiteley (17)	$91,500	$69,993	—	—	—	$613	$162,106

NOTES:

(1)

With the exception of Mr. Meissner, no member of the Board had any unvested stock awards or unexercised option awards outstanding as of December 31, 2021. Mr. Meissner’s unvested stock awards are reflected in the Outstanding Equity Awards at Fiscal Year End Table, which is in the section entitled Compensation – Compensation of Named Executive Officers.

(2)

Stock awards are the equity-based component of the annual retainer for Board service. The amount reflected is the weighted average cash equivalent value of 1,600 shares of common stock, or grant date fair value of 1,614 RSUs, as elected by each Director. The grant date fair value of RSUs is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. RSUs are granted to the Directors who have elected to receive RSUs in lieu of common stock as the stock-based component of the annual retainer for Board service. RSUs will settle as 70% stock and 30% cash upon retirement or other separation from the Board.

(3)

Members of the Board do not receive option awards and, with the exception of Mr. Meissner, did not participate in any non-equity incentive compensation plans. Mr. Meissner’s non-equity compensation is reflected in the Summary Compensation Table, which is in the section entitled Compensation – Compensation of Named Executive Officers.

(4)

With the exception of Mr. Meissner and Mr. Collin, members of the Board are not eligible to participate in the Unitil Corporation Retirement Plan or the Non-Qualified Deferred Compensation Plan. Mr. Collin’s change in pension value is shown in Note 8 below. Mr. Meissner’s change in pension value is reflected in the Summary Compensation Table, which is in the section entitled Compensation – Compensation of Named Executive Officers.

(5)

All other compensation includes dividends paid in 2021 on common stock, or dividend equivalents paid in 2021 on RSUs, acquired in connection with the stock-based component of the annual retainer for Board service in 2021.

(6)	Mr. Brown’s stock award consists of 1,614 RSUs.

(7)	Mr. Collin’s stock award consists of 1,600 shares of common stock.

(8)

The change in pension value and the change in SERP value were both negative in 2021, therefore Mr. Collin recognized no gain in this category in 2021. Mr. Collin retired as Senior Vice President of the Company in 2019, but continues to participate in both the Retirement Plan and the SERP as a retired employee.

(9)

All Other Compensation for Mr. Collin includes Retirement Plan and SERP payments in 2021 (see Note 8 above), which are valued at $122,054 and $131,782, respectively, as well as dividends paid in 2021 on the shares of common stock acquired in connection with the stock-based component of the annual retainer for Board service in 2021.

(10)	Ms. Crutchfield’s stock award consists of 1,614 RSUs.

(11)	Ms. Foster’s stock award consists of 1,600 shares of common stock.

(12)	Mr. Godfrey’s stock award consists of 1,600 shares of common stock.

(13)	Mr. Green’s stock award consists of 1,614 RSUs.

(14)

As chairman of the Board, CEO and president of the Company, Mr. Meissner receives no separate compensation in the form of retainer fees for his service on the Board of Unitil or any subsidiary company. Mr. Meissner’s compensation is reflected in the Summary Compensation Table, which is included in the section entitled Compensation –Compensation of Named Executive Officers.

(15)	Mr. Moulton’s stock award consists of 1,614 RSUs.

(16)	Ms. Vogel’s stock award consists of 1,600 shares of common stock.

(17)	Mr. Whiteley’s stock award consists of 1,600 shares of common stock.

Directors’ Pay Mix

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting compensation for Directors, the significant amount of time that Directors dedicate to the fulfillment of their duties, as well as the skill level required of members of the Board, is considered. All matters concerning Directors’ compensation are subject to approval by the full Board upon the recommendation of the Nominating and Governance Committee.

RESTRICTED STOCK UNITS

◾ 100% vested when granted

◾ Settled by payment to the Director as soon as practicable following the Director’s separation from service to the Company

◾ Upon settlement, paid as (i) 70% of the shares of the Company’s common stock underlying the RSUs and (ii) cash in an amount equal to the fair market value of 30% of the shares of the Company’s common stock underlying the RSUs

◾ May not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered by a Director prior to settlement

The stock portion of the Directors’ annual retainer may be paid in shares of common stock or in RSUs at the Director’s election. The Director shall have no rights as a shareholder with respect to the RSUs or the shares underlying the RSUs, including the right to vote the RSUs or the underlying shares, or to receive dividends. However, the Director may be entitled to receive dividend equivalents, which will be converted to additional RSUs at the time of settlement.

Directors’ 2021 Compensation Review

In October 2020, the Nominating and Governance Committee reviewed Directors’ compensation for the 2021 compensation year using compensation information data that, at the Committee’s request, was prepared by management using Main Data Group’s Snapshot Data executive compensation benchmarking software platform. Consistent with the Committee’s guideline, the 25th percentile of our compensation peer group was targeted as a benchmark for Directors’ compensation, including the stock-based component thereof. Based on the information provided, the Committee determined that, with two exceptions, Directors’ overall annual compensation was generally aligned with the 25th percentile of the peer group, and that the compensation structure previously approved by the Board and in place for the 2020 compensation year in general remained fair, reasonable and sufficient to attract high-quality new Board members. The Committee recommended for the 2021 compensation year, in lieu of a per meeting fee of $1,000, the members and the chair of the Pension Committee should be compensated commensurate with other committees of the Board, and that the Lead Director’s annual retainer premium should be increased from $20,000 to $25,000. The Committee recommended no other changes to Directors’ compensation for the 2021 compensation year. The Board approved the Committee’s recommendation in October 2020, effective January 1, 2021.

Directors’ 2021 Compensation

In 2021, members of the Board who were not officers of Unitil or any of its subsidiaries were paid an annual cash retainer fee in quarterly installments. In addition, members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee (the “Committees”) received an annual cash retainer fee also paid quarterly. In 2021, the stock-based compensation component was paid in shares of common stock or in RSUs. For members of the Board who elected to receive common stock, $70,000 for each applicable Board member was used to purchase the equivalent number of shares of Unitil common stock, rounded down to the nearest whole share, on the open market on October 1,

2021, as approved by the Board. For members of the Board who elected to receive RSUs in lieu of common stock, the number of RSUs to provide to each applicable Board member was calculated by dividing $70,000 by the closing market price of our common stock on October 1, 2021, rounded down to the nearest whole share, pursuant to the terms and conditions of the Stock Plan, and as approved by the Board.

Directors who served on the Executive Committee received a meeting fee of $1,500 for each meeting attended. No cash retainer fee was paid to the members of the Executive Committee. Non-employee members of the Pension Committee, which is not a standing committee of the Board, received an annual retainer of $6,000, and the chair of the Pension Committee received an annual retainer of $16,000. Employee members of the Pension Committee are not compensated separately for service on this committee. No annual retainer fee was paid by Fitchburg, Granite, Northern, or Unitil Energy, and no

separate meeting fees are paid for regularly-scheduled Board meetings or standing committee meetings, or any meeting of the Fitchburg, Granite, Northern, or Unitil Energy boards of directors. Directors are also entitled to receive a meeting fee of $2,000 for each special meeting attended. There were no special meetings of the Board held in 2021. All Directors were reimbursed for expenses incurred in connection with their attendance at Board meetings and meetings of any Committee upon which they served.

Directors’ 2022 Compensation Review

In October 2021, the Nominating and Governance Committee reviewed Directors’ compensation for the 2022 compensation year using compensation information data that, at the Committee’s request, was prepared by management using Main Data Group’s Snapshot Data executive compensation benchmarking software platform. Consistent with the Committee’s guideline, the 25th percentile of our compensation peer group was targeted as a benchmark for Directors’ compensation, including the stock-based component thereof. Based on the information provided, the Committee determined that the equity portion of the annual retainer for Board service and the annual retainer for committee member service were not aligned with the target 25th percentile of the peer group. Both the cash portion of the annual retainer for Board service and the annual retainer for committee chair service, as well as the retainer premium for the Lead Director were generally aligned with the target 25th percentile of the peer group. The Committee recommended that the annual equity retainer for Board service should be increased from $70,000 to $80,000, and the annual retainer for committee member service should be increased from $6,000 to $7,000. The Committee recommended no other changes to Directors’ compensation for the 2022 compensation year. The Board approved the Committee’s recommendation in October 2021, effective January 1, 2022.

PROPOSAL 1: ELECTION OF DIRECTORS

In Proposal 1, we are asking shareholders to elect three Directors in Class I each to serve a term of three years.

Article III of our Bylaws and Article 7 of our Articles of Incorporation provide for a Board of between nine and fifteen Directors divided into three classes, and that the number of Directors shall be determined by the Board. As of the Annual Meeting, the size of the Board will be nine. Our Bylaws further provide that the terms of the three classes of Directors shall be arranged so that the term of office of only one class expires in each year.

EXPECTATIONS OF DIRECTORS

As representatives of our shareholders, members of the Board of Directors are expected to:

◾	exercise their fiduciary duty to Unitil and our shareholders with proper oversight of the development of policy and strategy, and assessment of operational effectiveness and financial strength

◾	exhibit the highest standard of care to ensure the long-term health and overall success of Unitil’s business for the protection of both the short and long-term interests of our shareholders

◾	exhibit superior business judgment and leadership, and effectively exercise the duties of loyalty and care for the benefit of all stakeholders

◾	demonstrate loyalty to Unitil and avoid any actual or perceived conflict of interest

◾	promote a high standard of personal integrity and adhere to the letter and spirit of Unitil’s Code of Ethics

◾

exercise the duty to inform, including any conflict of interest that may arise, change in professional status, change in position on other boards, any possible compromise to independence, or any contemplated related person transaction

◾	think and act independently, support the deliberative process, and willingly share knowledge and expertise

◾	challenge management to commit to the highest attainable goals, and hold management accountable to its commitments

◾	attend, prepare for, and participate in all Board and applicable Committee meetings

Voting Recommendation

The Board believes that each Director nominee standing for election possesses the desired qualifications, attributes, skills and experiences to effectively exercise their critical role as a fiduciary responsible for the protection of both the short and long-term interests of shareholders. Further, the Board has selected each Director nominee because he or she has consistently exemplified the expectations of members of the Board outlined above. The Board recommends that shareholders vote FOR the election of the Director nominees listed in Proposal 1 below.

INFORMATION ABOUT THE NOMINEES FOR DIRECTOR

Edward F. Godfrey, Eben S. Moulton, and David A. Whiteley are standing for re-election to the Board this year upon the recommendation of the members of the Nominating and Governance Committee and the approval of the Board. Except as otherwise noted, each nominee has held his present position (or another executive position with the same employer) for more than the past ten years. Each nominee is free of involvement in any Related Person Transaction. If elected, each nominee will hold office for a term of three years, as noted in each respective description below, and until his successor is elected and qualified.

Proxies will be voted for the nominees listed above unless instructed otherwise. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors provided such reduction does not conflict with our Articles of Incorporation. The nominees have consented to being named in this proxy statement and to serve if elected.

PROPOSAL 1: ELECTION OF THREE DIRECTORS

Proposal 1 is asking shareholders to elect three Directors in Class I each for a term of three years. The Board recommends that shareholders vote FOR the election of the Director nominees listed below.

Edward F. Godfrey

Mr. Godfrey was the executive vice president and chief operating officer of Keystone Investments, Incorporated (“Keystone”), Boston, Massachusetts, from 1997 until 1998. Mr. Godfrey was senior vice president, chief financial officer and treasurer of Keystone from 1988 until 1996. Mr. Godfrey has also been a director of Vector Fleet Management, LLC, Charlotte, North Carolina, since 2006.

Director Since: 2002 Age: 72 Class: I Board Committees: Audit Other Public Company Boards: None
Individual Qualifications Financial expertise; financial industry experience; Audit Committee financial expert; proven senior leadership experience; tenure on the Board

Eben S. Moulton

Mr. Moulton has been the senior advisor to Seacoast Capital Corporation (a private investment company), of Danvers, Massachusetts, since 1995. Mr. Moulton founded Seacoast Capital in 1995. Prior to 1995, Mr. Moulton was president of Signal Capital Corporation, Danvers, Massachusetts. Mr. Moulton also serves as a director of several private companies. He is he the past chair of the Board of Trustees and the past chair of the investment Committee of Colorado College.

Director Since: 2000 Age: 75 Class: I Board Committee: Compensation Other Public Company Boards: None
Individual Qualifications Business, financial and energy industry expertise; proven leadership; tenure on the Board

David A. Whiteley

Mr. Whiteley has been the owner of Whiteley BPS Planning Ventures LLC, St. Louis, Missouri, a private consulting firm specializing in utility planning, operations, and management, since 2009. While operating his private consulting firm he also served as the executive director of the Eastern Interconnection Planning Collaborative from 2011 through 2018. Mr. Whiteley served as an executive vice president of the North American Electric Reliability Corporation from 2007 to 2009. Prior to that, Mr. Whiteley served as senior vice president—Energy Delivery Services for Ameren Corporation, a multi-state electric and gas utility, headquartered in St. Louis, Missouri from 2005 to 2007 and as senior vice president—Energy Delivery, from 2003 to 2005. Mr. Whiteley started his employment at Ameren Corporation’s predecessor, Union Electric Company, in 1978. Mr. Whiteley is a registered professional engineer in the state of Missouri.

Director Since: 2012 Age: 65 Class: I Board Committees: Audit; Executive; Nominating and Governance (chair) Other Public Company Boards: None

Individual Qualifications

Utility industry experience; utility operations and energy delivery expertise; registered professional engineer; electric utility reliability standards public policy insight; proven leadership experience

INFORMATION ABOUT DIRECTORS WITH CONTINUING TERMS OF OFFICE

The Directors listed below were elected by shareholders in either 2020 or 2021 for terms of three years.

Winfield S. Brown

Mr. Brown has been the president and CEO of Heywood Healthcare, Gardner, Massachusetts, an independent, community-owned, non-profit healthcare organization, which includes Heywood Hospital, Gardner, Massachusetts; Athol Hospital, Athol, Massachusetts; the Quabbin Retreat, Petersham, Massachusetts; and Heywood Medical Group, Gardner, Massachusetts, since January 2013. Prior to creation of Heywood Healthcare, Mr. Brown served as president and CEO of Heywood Hospital from 2011 until 2013. Preceding his role at Heywood, Mr. Brown served as vice president of Administration at Lowell General Hospital in Lowell, Massachusetts, vice president of Marketing, Planning and Development at Northern Berkshire Healthcare in North Adams, Massachusetts, and Executive Director and Vice President of St. Mary’s Foundation – St. Mary’s Health System in Lewiston, Maine. Mr. Brown is a Fellow of the American College of Healthcare Executives, and also serves on the Board of Directors of the Massachusetts Hospital Association, chairs the Boys and Girls Club of Fitchburg and Leominster, and serves on the Board of Directors of the United Way of North Central Massachusetts.

Director Since: 2020 Age: 55 Class: II End of Current Term: 2023 Board Committees: Compensation, Nominating and Governance Other Public Company Boards: None

Individual Qualifications

Extensive healthcare industry expertise which includes strategic focus, operations, regulation and compliance; financial acumen; technology, data privacy, cyber security experience; proven senior leadership experience in a highly regulated industry

Mark H. Collin

Mr. Collin served as senior vice president of the Company from February 2003 until his retirement from the Company on May 1, 2019. Mr. Collin also served as the Company’s chief financial officer and treasurer from 2003 and 1998, respectively, until March 1, 2019, when he formally stepped down from those executive leadership positions as part of the Company’s long-term succession plan, as well as in connection with his planned retirement on May 1, 2019. Mr. Collin joined Unitil in 1988 and served as the Company’s vice president of finance from 1995 until 2003. Prior to joining Unitil in 1988, Mr. Collin was an economist and utility analyst for the New Hampshire Public Utilities Commission. Mr. Collin also currently serves on the Board of Directors of New Hampshire PBS.

Director Since: 2019 Age: 63 End of Current Term: 2023 Class: II Board Committees: None Other Public Company Boards: None

Individual Qualifications

Extensive utility industry expertise including utility regulation, strategy, and operations; financial expertise; investor relations expertise; proven senior leadership experience

Suzanne Foster

Ms. Foster has been the president of At Home Solutions for Cardinal Health, Dublin, Ohio, a global, integrated healthcare services and products company, since January 2020. Prior to Cardinal Health, Ms. Foster served as president of Stanley Healthcare, Waltham, Massachusetts, a healthcare technology operating division of Stanley Black & Decker, from April 2018 until January 2020, and as a general manager of Medtronic Advanced Energy (“Medtronic”), a medical device company, from August 2011 until March 2018. Ms. Foster also has served as vice president of Global Business Operations at Salient Surgical Technologies, a medical device company later acquired by Medtronic. She was also formerly employed as an attorney at the law firms of Holland & Knight and Wiggin & Nourie, and served as vice president of Legal & Compliance for the Elliot Health System. In 2017, Ms. Foster was appointed to the University System of New Hampshire Board of Trustees by New Hampshire Governor Chris Sununu. She also currently serves on multiple boards of private medical technology companies.

Director Since: 2019 Age: 52 End of Current Term: 2024 Class: III Board Committees: Audit, Compensation Other Public Company Boards: None
Individual Qualifications Multinational business and industry experience; legal expertise; proven senior leadership experience

Michael B. Green

Mr. Green served as the president and chief executive officer of Capital Region Health Care and Concord Hospital, Concord, New Hampshire, from 1992 until his retirement in January 2014. In addition, Mr. Green serves as a trustee of New Hampshire Mutual Bancorp including membership on the investment and compensation committees, Concord, New Hampshire; and as vice chairman of Merrimack County Savings Bank, Concord, New Hampshire, including membership on the investment and audit committees.    Mr. Green formerly served as a director of Concord General Mutual Insurance Company, Concord, New Hampshire until March 2019, as well as a director of the Foundation for Healthy Communities, Concord, New Hampshire.

Director Since: 2001 Age: 72 End of Current Term: 2023 Class: II Lead Director Board Committees: Audit; Executive (chair); Nominating and Governance Other Public Company Boards: None

Individual Qualifications

Business and healthcare industry expertise, including finance, strategic planning and risk oversight; Audit Committee financial expert; proven senior leadership experience; tenure on the Board

Thomas P. Meissner, Jr.

Mr. Meissner has been Chairman of the Board, Chief Executive Officer and President of Unitil since April 2018. Previously, Mr. Meissner held the position of senior vice president and chief operating officer of the Company from 2005 until April 2018. Mr. Meissner also served as Unitil’s senior vice president of operations from 2003 through 2005, and as director of engineering from 1998 until 2003. Mr. Meissner began his career with Unitil in 1994. Prior to joining Unitil, he held a number of engineering and operations positions at Public Service Company of New Hampshire, a predecessor company of Eversource Energy, a multi-state gas and electric utility headquartered in Hartford, Connecticut and Boston, Massachusetts. Mr. Meissner is a registered professional engineer in the state of New Hampshire, and also serves as a director of the Edison Electric Institute since 2018, and as a director of the American Gas Association since 2022.

Director Since: 2018 Age: 59 End of Current Term: 2024 Class: III Board Committee: Executive Other Public Company Boards: None

Individual Qualifications

Current chairman of the board, chief executive officer and president of the Company; extensive utility industry experience and expertise; significant utility operating expertise; regulated industry expertise; registered Professional Engineer; proven senior leadership experience

Justine Vogel

Ms. Vogel has been the president and chief executive officer of The RiverWoods Group, Exeter, New Hampshire, the parent organization of charitable not-for-profit continuing care retirement communities, since 2011. Prior to The RiverWoods Group, Ms. Vogel was the president and chief executive officer of RiverWoods Exeter from 2007 until 2011, and chief operating officer of RiverWoods Exeter from 2005 until 2007. Ms. Vogel began her professional career in auditing and technical accounting roles, working at Arthur Anderson in New Jersey and Ernst & Young and Chubb Life Insurance in New Hampshire. Ms. Vogel is a certified public accountant in the state of New Jersey. She also currently serves on the Board of Directors and the Underwriting Committee for Caring Communities, a reciprocal risk retention group serving senior living providers. Ms. Vogel also served on the Board of Directors for City Year NH until 2019, and on the Board of Directors of LeadingAge Maine and New Hampshire until 2017.

Director Since: 2019 Age: 53 End of Current Term: 2024 Class: III Board Committee: Audit (chair), Nominating and Governance Other Public Company Boards: None
Individual Qualifications Financial and accounting expertise (CPA); business and healthcare experience; proven senior leadership experience

PROPOSAL 2: RATIFICATION OF SELECTION OF DELOITTE & TOUCHE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022

In Proposal 2, as a matter of good corporate governance, we are asking shareholders to ratify the Audit Committee’s selection of Deloitte & Touche LLP to serve as Unitil’s independent registered public accounting firm.

Voting Recommendation

The Board and the Audit Committee believe that the retention of Deloitte & Touche LLP to serve as Unitil’s independent registered public accounting firm for the fiscal year ending December 31, 2022, is in the best interests of Unitil and our shareholders. The Board and the Audit Committee recommend that shareholders vote FOR the ratification of the selection and appointment of Deloitte & Touche LLP.

INFORMATION ABOUT THE RATIFICATION OF DELOITTE & TOUCHE LLP

The Audit Committee annually reviews the qualifications, performance and independence of the Company’s independent registered public accounting firm in accordance with regulatory requirements and guidelines.

Based on this review, the Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), which has served as Unitil’s independent registered public accounting firm since 2014, as the independent registered public accounting firm to perform annual audit and quarterly review services for fiscal year 2022. Although shareholder approval is not required for the appointment of Deloitte, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request shareholders to ratify the selection of Deloitte. Ratification requires the affirmative vote of a majority of the shares entitled to vote on, and voted for or against, the matter, represented in person or by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte will be available at the Annual Meeting and will have an opportunity to make a statement, if they wish. They will also be available to respond to questions from shareholders.

PROPOSAL 3: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In Proposal 3, we are asking shareholders to cast a non-binding advisory vote to approve the compensation of the Named Executive Officers.

Voting Recommendation

In deciding how to vote on this proposal, the Board and the Compensation Committee encourage shareholders to read the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement. The Board recommends an advisory vote FOR the approval of the compensation of our Named Executive Officers.

INFORMATION ABOUT THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and Rule 14a-21(a), shareholders are being asked to approve the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, which includes the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement. This proposal, commonly known as a “say-on-pay” vote, gives shareholders the opportunity to express their views on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers.

As discussed in the section entitled Compensation - Compensation Discussion and Analysis, Unitil’s executive compensation programs are designed to attract, retain and motivate executives who are critical to our long-term growth and profitability. Under these programs, our executives are incentivized to achieve specific Company performance goals established by the Compensation Committee, without encouraging undue or unreasonable risk-taking. The Compensation Committee reviews the executive compensation programs regularly to ensure executive compensation is aligned with the interests of our shareholders, as well as with current market practices. Please see the Compensation Discussion and Analysis and the Compensation of Named Executive Officers sections for information about executive compensation programs, including information about the fiscal year 2021 compensation of the Named Executive Officers.

The Board recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis and the Compensation of Named Executive Officers sections of this proxy statement) is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon Unitil, the Compensation Committee, or the Board. Also, the outcome of the vote will not affect any compensation already paid to our Named Executive

Officers. However, the Board, as well as the Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by shareholders, and will consider the outcome of the vote when making future decisions regarding executive compensation. We present the “say on pay” advisory vote on executive compensation to shareholders annually, and will next present it at the 2023 Annual Meeting.

OTHER MATTERS

The Board and management do not intend to bring before the Annual Meeting any matters other than those described above and know of no other matters that may properly come before the Annual Meeting or other matters incident to the conduct of the meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named as proxies to vote the shares represented in accordance with their judgment on such matter. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy or the submission of a proxy via the Internet.

Announcement of Voting Results

We will announce the preliminary voting results at the 2022 Annual Meeting, and will report the final results in a Current Report on Form 8-K filed with the SEC, which will also be available in the Investor Relations section of our website at unitil.com/investors. We have retained Computershare Investor Services as the independent tabulator to receive and tabulate the proxies, and as independent inspector of election to certify the results.

Information Incorporated By Reference

We have made previous filings under the Securities Act of 1933, as amended, and the Exchange Act that incorporate future filings, including this proxy statement, in whole or in part. However, the Compensation Committee Report and the Audit Committee Report shall not be incorporated by reference into any such filings.

SHAREHOLDER PROPOSALS

Any proposal submitted by a shareholder of Unitil for inclusion in the proxy material for our 2023 annual meeting of shareholders must be received by us at our corporate headquarters by November 29, 2022.

Our Bylaws provide that any proposal or Director nomination submitted by a shareholder of our Company for consideration at our 2023 annual meeting of shareholders must be received by us at our corporate headquarters not earlier than December 28, 2022, and not later than January 27, 2023. However, if the date of our 2023 annual meeting of shareholders is not within 30 days of April 27, 2023, then the proposal or Director nomination must be received not later than the close of business on the tenth day following the earlier of (i) the day on which notice of the date of our 2023 annual meeting of shareholders was mailed and (ii) the day on which public disclosure of the date of our 2023 annual meeting of shareholders was made. The proposal or Director nomination also must comply with the other requirements set forth in our Bylaws.

SOLICITATION OF PROXIES

We anticipate first mailing definitive copies of this proxy statement on or about March 29, 2022. We are asking for your proxy and will pay all of the costs associated with asking for shareholders’ proxies for the 2022 Annual Meeting. In addition to the use of the mail, proxies may be solicited by the Directors, officers and employees of Unitil by personal interview, telephone or otherwise. Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to Beneficial Holders, and we will reimburse custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with the forwarding of solicitation material.

We have also retained Alliance Advisors, LLC to assist in the solicitation of proxies and will bear all reasonable solicitation fees and expenses associated with such retention at an estimated fee of $12,000 plus reasonable out-of-pocket expenses, of which approximately $11,500 has been incurred as of the date hereof. Alliance Advisors, LLC and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

COMPANY DOCUMENTS & INFORMATION

We will promptly deliver free of charge, upon request, a copy of the Corporate Governance Guidelines, Board Committee Charters or Code of Ethics to any shareholder or other interested party requesting a copy.

The 2021 Annual Report on Form 10-K (“2021 Form 10-K”) includes our financial statements for the year ended December 31, 2021. We have furnished the 2021 Form 10-K to all shareholders. The Form 10-K does not form any part of the material for the solicitation of proxies. We will furnish without charge to any shareholder or other interested party a copy of our 2021 Form 10-K.

All requests for our Company documents should be directed to the Office of the Secretary, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720; or to InvestorRelations@unitil.com; or by calling toll free 800-999-6501.

We invite you to visit our website unitil.com for more information about our Company, our people, technologies, and community involvement, as well as for detailed and historical financial information, and additional information about our governance and leadership.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Your vote matters – here’s how to vote! You may vote online instead of mailing this card.

Votes submitted electronically must be received by 1:00 A.M. (EDT), on April 27, 2022.
Online Go to www.investorvote.com/UTL or scan the QR code. Login details are located in the shaded bar below.

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2022 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of three Directors in Class I for a term of three years

	For	Withhold		For	Withhold		For	Withhold
01 - Edward F. Godfrey	☐	☐	02 - Eben S. Moulton	☐	☐	03 - David A. Whiteley	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the selection of independent registered accounting firm, Deloitte & Touche LLP, for fiscal year 2022	☐	☐	☐	3.	Advisory vote on the approval of Executive Compensation	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

03LKYD

Unitil Corporation

2022 Annual Meeting of Shareholders

Wednesday, April 27, 2022, 11:30 AM

(EDT) 6 Liberty Lane West

Hampton, New Hampshire 03842

Dear Shareholder:

The Unitil Corporation 2022 Annual Meeting of Shareholders will be held at the Company’s headquarters in Hampton, New Hampshire.

Please review the enclosed proxy statement as it contains important information relating to the management of the Company and the business of the Annual Meeting. We hope you will participate in the Annual Meeting as your vote is very important. We encourage you to ensure that your voice is represented and to vote promptly.

If you would like additional information or have questions, please contact us at InvestorRelations@unitil.com, or call us at 800-999-6501.

Small steps make an impact. Help the environment by consenting to receive electronic delivery. Sign up at www.investorvote.com/UTL

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Unitil Corporation

Notice of 2022 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 27, 2022

Thomas P. Meissner, Jr. and Robert B. Hevert, or any of them, each with the power of substitution, are hereby authorized as Proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Unitil Corporation to be held on April 27, 2022, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors listed in item 1 and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.